Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

BOWX ACQUISITION CORP.,

BOWX MERGER SUBSIDIARY CORP.,

and

WEWORK INC.

dated as of March 25, 2021

		Page

Article I
CERTAIN DEFINITIONS

Section 1.1	Definitions	10
Section 1.2	Construction	28
Section 1.3	Knowledge	29

Article II
THE MERGER; CLOSING

Section 2.1	The Merger	29
Section 2.2	Effects of the Merger	30
Section 2.3	Closing; Effective Time	30
Section 2.4	Closing Deliverables	30
Section 2.5	Governing Documents	31
Section 2.6	Directors and Officers	32
Section 2.7	Tax Free Reorganization Matters	32

Article III
EFFECTS OF THE MERGER ON THE COMPANY
CAPITAL STOCK AND EQUITY AWARDS

Section 3.1	Conversion of Securities	33
Section 3.2	Exchange Procedures	33
Section 3.3	Treatment of Company Options, Restricted Stock Awards, Restricted Stock Unit Awards, Company Warrants and Convertible Note	34
Section 3.4	Withholding	36
Section 3.5	Dissenting Shares	36

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1	Company Organization	37
Section 4.2	Subsidiaries	37
Section 4.3	Due Authorization	37

Exhibits

Exhibit A	Form of Amended and Restated Certificate of Incorporation of Acquiror
Exhibit B	Form of Amended and Restated Bylaws of Acquiror
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Terms of Incentive Equity Plan
Exhibit E	Terms of Employee Stock Purchase Plan
Exhibit F	Form of Stockholders Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of March 25, 2021 (this “Agreement”), is made and entered into by and among BOWX ACQUISITION CORP., a Delaware corporation (“Acquiror”), BOWX MERGER SUBSIDIARY CORP., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”) and WEWORK INC., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Article I or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Delaware corporation and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), (x) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of Acquiror (the “Merger”) and (y) Acquiror will change its name to “WeWork Inc.”;

WHEREAS, as promptly as practicable following the Closing and as part of a transaction that each of the parties intends to constitute a single integrated transaction for tax purposes that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and any comparable provision of state or local tax Laws, the Surviving Corporation will merge with and into BowX Merger Subsidiary II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Acquiror (“Merger Sub II” and such transaction, the “Second Merger”) pursuant to an agreement and plan of merger by and among Acquiror, the Surviving Corporation and Merger Sub II in a form that is mutually acceptable to the parties hereto (the “Second Merger Agreement”), with Merger Sub II being the surviving entity of the Second Merger (Merger Sub II, in its capacity as the surviving entity of the Second Merger, is referred to as the “Surviving LLC”);

WHEREAS, each of the parties intends that, for United States federal income tax purposes, the Merger, taken together with the Second Merger, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code, and this Agreement, taken together with the Second Merger Agreement, is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations;

WHEREAS, the Board of Directors of the Company has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby and recommended the approval of this agreement by the Company’s stockholders;

WHEREAS, the Boards of Directors of Acquiror and Merger Sub have (i) determined that it is advisable for Acquiror and the Acquiror Stockholders and Merger Sub and the sole stockholder of Merger Sub, as applicable, to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Stockholders and the sole stockholder of Merger Sub, as applicable;

WHEREAS, Acquiror, as sole stockholder of Merger Sub, has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to its stockholders to have their outstanding shares of Acquiror Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents in connection with obtaining the Acquiror Stockholder Approval;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Stockholders have each executed and delivered to Acquiror a Company Holders Support Agreement pursuant to which the Requisite Company Stockholders have agreed, among other things, to vote (whether pursuant to a duly convened meeting of the stockholders of the Company or pursuant to an action by written consent of the stockholders of the Company) in favor of the adoption and approval, promptly following the time at which the Registration Statement shall have been declared effective and delivered or otherwise made available to stockholders, of this Agreement and the transactions contemplated hereby;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, (i) the Specified Company Stockholders have each executed and delivered to Acquiror a Specified Company Stockholder Lock-Up Agreement pursuant to which the Specified Company Stockholders have agreed, among other things, not to sell, transfer, convey or assign any Acquiror Common Shares until after the one (1) year anniversary of the Closing Date and (ii) the Designated Stockholder has executed and delivered to Acquiror a Designated Stockholder Lock-Up Agreement pursuant to which the Designated Stockholder has agreed, among other things, not to sell, transfer, convey or assign any Acquiror Common Shares until after then ninth (9) month anniversary of the Closing Date, in each case, subject to certain exceptions;

WHEREAS, simultaneously with the execution and delivery of this Agreement, SBG has executed and delivered to the Acquiror and the Company a letter agreement pursuant to which SBG has agreed to, among other things, provide certain credit support with respect to an amended Company Credit Agreement following the Closing, on the terms and subject to the conditions set forth therein (including, if the Acquiror elects following the Closing to enter into the arrangements contemplated by such letter agreement, the issuance by the Acquiror of the warrant to purchase Acquiror Class A Common Stock in accordance with such letter agreement) (the “Credit Support Letter Agreement”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, StarBright WW LP has executed and delivered to the Acquiror and the Company a letter agreement pursuant to which StarBright WW LP has committed to enter into certain amendments to Company/SBG Secured Notes, on the terms and subject to the conditions set forth therein (the “SBG Secured Notes Letter Agreement”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, SBG and the Acquiror have executed and delivered a letter agreement (as to which the Company is an express third party beneficiary) pursuant to which the Acquiror has agreed to execute and deliver to SBG at the Closing a warrant to purchase Acquiror Class A Common Stock in accordance with such letter agreement (the “New SBG Warrant”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, SB WW Holdings (Cayman) Limited, SVF Endurance (Cayman) Limited, the Acquiror and the Company have entered into a letter agreement related to the Company’s potential current or future status as a “U.S. real property holding corporation” (as defined in Section 897(c)(2) of the Code) and related tax withholding mechanics in connection with the transactions contemplated by the Merger Agreement (the “FIRPTA Letter”);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company a Lock-Up Agreement, dated as of the date hereof, between the Sponsor and Acquiror, pursuant to which the Sponsor has agreed, among other things, not to sell, transfer, convey or assign any shares of Founders’ Common Stock (as defined therein) until after the one (1) year anniversary of the Closing Date (the “Sponsor Lock-Up Agreement”);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, on or prior to the date hereof, Acquiror entered into Subscription Agreements with PIPE Investors pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to purchase from Acquiror shares of Acquiror Common Stock for an aggregate purchase price equal to the Minimum PIPE Investment Amount, such purchases to be consummated prior to or substantially concurrently with the Closing;

WHEREAS, at the Closing, Acquiror, the Sponsor, the Requisite Company Stockholders and certain other stockholders of the Company, as applicable, shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) in the form attached hereto as Exhibit C (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing;

WHEREAS, at the Closing, Acquiror, Sponsor, SB WW Holdings (Cayman) Limited, SVF Endurance (Cayman) Limited and certain other holders of Acquiror Class A Common Stock shall enter into a Stockholders Agreement (the “Stockholders Agreement”) in the form attached hereto as Exhibit F (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Class A Common Stock” means Class A common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means Class B common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Common Share” means a share of Acquiror Common Stock.

“Acquiror Common Stock” means Acquiror Class A Common Stock and Acquiror Class B Common Stock.

“Acquiror Common Warrant” means a warrant to purchase one-third (1/3) of a share of Acquiror Common Stock at an exercise price per whole share of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of Acquiror’s initial public offering.

“Acquiror Cure Period” has the meaning specified in Section 10.1(h).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.

“Acquiror D&O Tail Insurance” has the meaning specified in Section 7.7(b).

“Acquiror Financial Statements” has the meaning specified in Section 5.6(d).

“Acquiror Indemnified Parties” has the meaning specified in Section 7.7(a).

“Acquiror Maximum Amount” has the meaning specified in Section 7.7(b).

“Acquiror Modification in Recommendation” has the meaning specified in Section 8.2(b).

“Acquiror Option” has the meaning specified in Section 3.3(a).

“Acquiror Private Placement Warrant” means a warrant to purchase one-third (1/3) of a share of Acquiror Class A Common Stock at an exercise price per whole share of eleven Dollars fifty cents ($11.50) issued to the Sponsor.

“Acquiror SEC Filings” has the meaning specified in Section 5.5.

“Acquiror Securities” has the meaning specified in Section 5.12(a).

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Stockholder Approval” means the approval of those Transaction Proposals identified in clauses (A) through (J) of Section 8.2(b), in each case, by an affirmative vote of the holders of at least a majority of the outstanding shares of Acquiror Common Shares, present and entitled to vote (as determined in accordance with Acquiror’s Governing Documents) at a stockholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose.

“Acquiror Stockholders” means the stockholders of Acquiror as of immediately prior to the Effective Time.

“Acquiror Stockholders’ Meeting” has the meaning specified in Section 8.2(b).

“Acquiror Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by Acquiror (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers (including any deferred underwriting commissions) payable by Acquiror, (ii) 50% of the filing fees incurred in connection with making any filings under Section 8.1, (iii) 50% of the fees and expenses incurred in connection with preparing and filing the Registration Statement, the Proxy Statement or the Proxy Statement/Registration Statement under Section 8.2 and obtaining approval of Nasdaq or the NYSE, as applicable, under Section 7.3, (iv) repayment of any Working Capital Loans and (v) any other reasonable and documented fees and expenses of Acquiror as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby.

“Acquiror Warrants” means the Acquiror Common Warrants and the Acquiror Private Placement Warrants.

“Acquisition Proposal” means, with respect to the Company and its Subsidiaries, other than the transactions contemplated hereby, any inquiry, offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of the Company and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) the Company or (y) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries.

“Action” means any claim, complaint, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Adjusted Restricted Stock Award” has the meaning specified in Section 3.3(b).

“Adjusted Restricted Stock Unit Award” has the meaning specified in Section 3.3(c).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, (i) none of SBG, SVF Endurance (Cayman) Limited or any of their respective Affiliates shall be deemed to be an Affiliate of the Company or any of its Subsidiaries and (ii) none of the Company or any of its Subsidiaries shall be deemed to be an Affiliate of SBG, SVF Endurance (Cayman) Limited or any of their respective Affiliates.

“Affiliate Agreements” means Contracts (other than indemnification agreements, employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between (A) on the one hand, the Company and its Subsidiaries, and (B) on the other hand, (i) Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), (ii) the officers of the Company, (iii) the members or stockholders of the Company or any of the Company’s Subsidiaries that hold a voting or ownership interest of greater than 5% in the Company or any of the Company’s Subsidiaries, or (iii) a member of the immediate family of the foregoing Persons.

“Aggregate Fully Diluted Company Capital Stock” means, without duplication, (a) the aggregate number of shares of Company Capital Stock (other than Class C Common Stock and Restricted Stock Awards) that are (i) issued and outstanding immediately prior to the Effective Time or (ii) issuable upon, or subject to, the settlement of Company Options (whether or not then vested or exercisable, before giving effect to clause (c) below), Company Warrants (whether or not then exercisable, before giving effect to clause (d) below), Series C Preferred Convertible Note, Restricted Stock Award, Restricted Stock Unit Awards and Partnership Profits Interests Units (with an assumed 1:1 exchange for Partnership Profits Interests Units for shares of Company Common Stock, before giving effect to clause (e) below), in each case, that are outstanding immediately prior to the Effective Time, minus (b) the Treasury Shares outstanding immediately prior to the Effective Time, minus (c) a number of shares with a value based on the Per Share Merger Consideration equal to the aggregate exercise price of the Company Options described in clause (ii) above divided by the Per Share Merger Consideration; provided, that any Company Option with an exercise price equal to or greater than the Per Share Merger Consideration shall not be counted for purposes of determining the number of Aggregate Fully Diluted Company Capital Stock, minus (d) a number of shares with a value based on the Per Share Merger Consideration equal to the aggregate exercise price of the Company Warrants described in clause (ii) above divided by the Per Share Merger Consideration; provided, that any Company Warrant with an exercise price equal to or greater than the Per Share Merger Consideration shall not be counted for purposes of determining the number of Aggregate Fully Diluted Company Capital Stock, minus (e) a number of shares equal to the aggregate Catch-Up Base Amount (as defined in the Partnership Agreement) of the Partnership Profits Interests Units described in clause (ii) above divided by the Per Share Merger Consideration; provided, that any Partnership Profits Interests Unit with a Catch-Up Base Amount equal to or greater than the Per Share Merger Consideration shall not be counted for purposes of determining the number of Aggregate Fully Diluted Company Capital Stock, plus (f) 47,366,404 hypothetical shares of Company Common Stock, minus a hypothetical number of shares with a value based on the Per Share Merger Consideration equal to $473,664.04 divided by the Per Share Merger Consideration (it being understood that the hypothetical shares of Company Common Stock pursuant to this clause (f) is intended to include dilution from the New SBG Warrant in Aggregate Fully Diluted Company Capital Stock.

“Aggregate Merger Consideration” means 655,300,000 shares of Acquiror Class A Common Stock.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 10.1(f).

“Ancillary Agreements” has the meaning specified in Section 11.10.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means applicable Laws related to money laundering, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended (also known as the Bank Secrecy Act), the U.S. Money Laundering Control Act of 1986, as amended, the U.K. Proceeds of Crime Act 2002, and any other applicable Law related to money laundering of any jurisdictions in which the Company conducts business, including any anti-racketeering laws involving money laundering or bribery as a racketeering act.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Audited Financial Statements” has the meaning specified in Section 4.8(a).

“Available Acquiror Cash” has the meaning specified in Section 7.2(a).

“BowX Group” has the meaning specified in Section 11.18(a).

“BowX Representative” has the meaning specific in Section 7.6(a)(iv).

“Business Combination” has the meaning set forth in Article Sixth of the Amended and Restated Certificate of Incorporation of Acquiror as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in San Francisco, California are authorized or required by Law to close.

“Class A Common Stock” has the meaning specified in Section 4.6(a).

“Class B Common Stock” has the meaning specified in Section 4.6(a).

“Class A Common Warrants” has the meaning specified in Section 4.6(b).

“Class C Common Stock” has the meaning specified in Section 4.6(a).

“Class D Common Stock” has the meaning specified in Section 4.6(a).

“Closing” has the meaning specified in Section 2.3(a).

“Closing Date” has the meaning specified in Section 2.3(a).

“Code” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the Preamble hereto.

“Company Acquisition Preferred Stock” means the shares of the Series AP-1 Acquisition Preferred Stock, Series AP-2 Acquisition Preferred Stock, Series AP-3 Acquisition Preferred Stock and Series AP-4 Acquisition Preferred Stock.

“Company Award” shall mean a Company Option, a Restricted Stock Award or a Restricted Stock Unit Award.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Capital Stock” means the shares of the Company Common Stock and the Company Preferred Stock.

“Company Common Shares” means shares of Company Common Stock.

“Company Common Stock” means the shares of Class A common stock, Class B Common Stock, Class C common stock and Class D common stock, par value $0.001 per share, of the Company.

“Company Credit Agreement” means that certain Credit Agreement, dated as of December 27, 2019 by and among SBG, WeWork Companies LLC, a Delaware limited liability company, the several banks and other financial institutions party thereto as issuing creditors, the several banks and other financial institutions party thereto as participants and Goldman Sachs International Bank, as administrative agent, as amended by the First Amendment dated as of February 10, 2020, the Second Amendment dated as of April 1, 2020 and as further amended or modified from time to time.

“Company Cure Period” has the meaning specified in Section 10.1(f).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company D&O Insurance” has the meaning specified in Section 7.7(c).

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), the second sentence of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries) and Section 4.16 (Brokers’ Fees).

“Company Holders Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among each of the Requisite Company Stockholders, Acquiror and the Company, as amended or modified from time to time.

“Company Incentive Plans” means the Company’s 2013 Stock Incentive Plan and its 2015 Equity Incentive Plan, in each case as amended from time to time.

“Company Indemnified Parties” has the meaning specified in Section 7.7(a).

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to consummate the Merger; provided, however, that, solely in the case of the foregoing clause (i), in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement (other than any action required to be taken pursuant to Section 6.1), (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19 and any COVID-19 Measures) or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Company to meet any projections or forecasts (provided that clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any Legal Proceeding (direct or derivative) in respect of this Agreement or any of the transactions contemplated hereby or any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (h) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto), or (i) any action taken by, or at the request of, Acquiror or Merger Sub; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations (which shall include the real estate and coworking space industries generally), but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Maximum Amount” has the meaning specified in Section 7.7(c).

“Company Modification in Recommendation” has the meaning specified in Section 8.2(c).

“Company Option” means an option to purchase shares of Company Common Stock granted under a Company Incentive Plan.

“Company Preferred Stock” means the shares of the Junior Non-Voting Preferred Stock, Series A Preferred Stock, Series AP-1 Acquisition Preferred Stock, Series AP-2 Acquisition Preferred Stock, Series AP-3 Acquisition Preferred Stock, Series AP-4 Acquisition Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D-1 Preferred Stock, the Series D-2 Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock, the Series G-1 Preferred Stock, the Series H-1 Preferred Stock, Series H-2 Preferred Stock, Series H-3 Preferred Stock and the Series H-4 Preferred Stock.

“Company Real Property” means the Leased Real Property and the Owned Real Property, collectively, or any of the Leased Real Property or the Owned Real Property.

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company/ SBG Reimbursement Agreement” means that certain Reimbursement Agreement, dated as of February 10, 2020 among SBG and WeWork Companies LLC, a Delaware limited liability company, as amended by the First Amendment dated as of April 1, 2020 and as further amended or modified from time to time.

“Company/SBG Secured Notes” means any notes that have been, or may be from time to time issued, pursuant to the Master Senior Secured Notes Note Purchase Agreement, dated as of August 12, 2020 (as it may be amended, amended and restated, restated, waived or otherwise modified from time to time), relating to up to $1,100,000,000 of 12.50% Senior Secured Notes of WeWork Companies LLC, entered into among WeWork Companies LLC, WeWork Co-Obligor Inc. and StarBright WW LP.

“Company/SBG Unsecured Notes” means any notes that have been, or may be from time to time issued, pursuant to the Master Senior Unsecured Notes Note Purchase Agreement, dated as of December 27, 2019 (as it may be amended, amended and restated, restated, waived or otherwise modified from time to time), relating to up to $2,200,000,000 of 5.0% Senior Unsecured Notes of WeWork Companies LLC, entered into among WeWork Companies LLC, WeWork CO Inc. and StarBright WW LP.

“Company Senior Preferred Stock” means Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series G-1 Preferred Stock, Series H-1 Preferred Stock, Series H-2 Preferred Stock, Series H-3 Preferred Stock and Series H-4 Preferred Stock.

“Company Stockholder Approvals” means (i) the affirmative vote or written consent of the holders of at least a majority of the outstanding Company Capital Stock voting as a single class and on an as-converted basis approving and adopting the Merger Agreement and (ii) with respect to any transactions subject to Article Fifth, Part A, Section 3.17 of the Company’s amended and restated certificate of incorporation, the affirmative vote or written consent of the holders of at least a majority of the outstanding Company Senior Preferred Stock that are not held by any SoftBank Party (as defined in such Section 3.17 of the Company’s amended and restated certificate of incorporation) with respect to such transactions.

“Company Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants, and other advisors and service providers payable by the Company or any of its Subsidiaries, (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom, (iii) Transfer Taxes, (iv) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement, (v) 50% of the filing fees incurred in connection with making any filings under Section 8.1, (vi) 50% of fees and expenses incurred in connections with preparing and filing the Registration Statement, and (vii) any other reasonable and documented fees and expenses of the Company or any of its Subsidiaries as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby.

“Company Warrants” means the Class A Common Warrants and the Series H Preferred Warrants.

“Confidentiality Agreement” has the meaning specified in Section 11.10.

“Consent Solicitation Statement” has the meaning specified in Section 8.2(c).

“Constituent Corporations” has the meaning specified in Section 2.1(a).

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, subleases, licenses, Membership Agreements and purchase orders.

“Cooley” has the meaning specified in Section 11.18(a).

“Cooley Privileged Communications” has the meaning specified in Section 11.18(a).

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used or distributed with such software subject to such license (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“COVID-19” means the 2019 Novel Coronavirus or 2019-nCoV (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Governmental Order, Action, directive, guidelines or recommendations promulgated by any Governmental Authority that has jurisdiction over the Company or its Subsidiaries, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act and the Families First Coronavirus Response Act.

“D&O Indemnified Parties” has the meaning specified in Section 7.7(a).

“Designated Stockholder” means the stockholder listed on Section 1.1(a) of the Company Disclosure Letter.

“Designated Stockholder Lock-Up Agreement” means that certain Lock-Up Agreement, dated as of the date hereof, by and between the Designated Stockholder and Acquiror, as amended or modified from time to time.

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 3.5.

“Dollars” or “$” means lawful money of the United States.

“Effective Time” has the meaning specified in Section 2.3(b).

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ESPP” has the meaning specified in Section 7.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Exchange Ratio” means the quotient obtained by dividing (a) the number of shares constituting the Aggregate Merger Consideration, by (b) the number of Aggregate Fully Diluted Company Capital Stock.

“Excluded Employees” has the meaning specified in Section 6.1(h).

“Export Approvals” has the meaning specified in Section 4.27(a).

“Financial Statements” has the meaning specified in Section 4.8(a).

“Franchise Transactions” means any transaction whereby the Company or its Subsidiaries sells, assigns, transfers, conveys, or otherwise disposes of all or a portion of the equity interests in, or assets of, one or more of the Company’s Subsidiaries to any Person (other than the Company or its Subsidiaries) and provides such Person or its Affiliates with the right to (i) operate a business that is identified or associated with the Company’s WeWork brand and proprietary systems and/or (ii) sell or distribute services that are identified or associated with the Company’s WeWork brand and proprietary systems, including any such transactions currently contemplated or ongoing in Latin America, Asia and Israel.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Equity Plan” has the meaning specified in Section 7.1(a).

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn and not reimbursed), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means any rights in or to the following, throughout the world, including all U.S. and foreign: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, pending applications therefor, and internet domain names, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in software and other works of authorship; and (iv) trade secrets, know-how, processes, and other confidential information or proprietary rights.

“Interim Period” has the meaning specified in Section 6.1.

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 5.6(a).

“Junior Non-Voting Preferred Stock” has the meaning specified in Section 4.6(a).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Lease Terminations” has the meaning specified in Section 4.20(a).

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries (but excluding any properties used solely for parking, storage or temporary uses that are not essential for the use of any of the Material Real Property Leases).

“Legal Proceedings” has the meaning specified in Section 4.10.

“Letter of Transmittal” has the meaning specified in Section 3.2(b).

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Material Company Real Property” means individually and collectively any property subject to a Material Real Property Lease.

“Material Member Agreements” means the Membership Agreements of the Top Customers with a membership fee that is greater than $1,000,000 per calendar year.

“Material Property Material Adverse Effect” means, with respect to the Material Company Real Property, any Events that have resulted in, or would reasonably be expected to result in, the permanent closure of ten (10) or more individual Material Company Real Properties pursuant to Material Real Property Leases involving: (A) aggregate payments in excess of $6,000,000 in any calendar year; or (B) a premises whereby the Company or any Subsidiary leases, subleases, licenses, occupies or otherwise uses at least 100,000 square feet (but in any such case, excluding the Material Company Real Properties set forth on Section 4.20(a)(v) of the Company Disclosure Letter).

“Material Real Property Leases” has the meaning specified in Section 4.12(a)(v).

“Membership Agreement” means any WeWork membership agreement for the lease, license or other use or occupancy of any Company Real Property by any Person other than the Company or any of its Subsidiaries.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Certificate” has the meaning specified in Section 2.1(a).

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Sub Capital Stock” means the shares of the common stock, par value $0.0001 per share, of Merger Sub.

“Minimum Available Acquiror Cash Amount” has the meaning specified in Section 7.2(a).

“Minimum PIPE Investment Amount” has the meaning specified in Section 5.12(e).

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“Nasdaq” means the Nasdaq Capital Market.

“Nonparty Affiliate” has the meaning specified in Section 11.16(b).

“NYSE” means the New York Stock Exchange.

“Offer Documents” has the meaning specified in Section 8.2(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License.

“Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any software subject to an Open Source License.

“Owned Real Property” means all real property owned in fee simple by the Company or any of its Subsidiaries.

“Partnership” means The We Company Management Holdings L.P., a Cayman Islands exempted limited partnership.

“Partnership Agreement” means the Second Amended and Restated Agreement of Exempted Limited Partnership of The We Company Management Holdings L.P., dated as of October 30, 2019.

“Partnership PI Aggregator” means The We Company PI L.P., a Cayman Islands exempted limited partnership.

“Partnership PI Aggregator Agreement” the Second Amended and Restated Agreement of Exempted Limited Partnership of The We Company PI L.P., dated as of October 30, 2019.

“Partnership Profits Interests Units” means the Partnership Class PI Common Units (as defined in the Partnership Agreement).

“Per Share Merger Consideration” means the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of such Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Real Property Lease (but expressly excluding any Lien granted to any Nonparty Affiliate) and (C) except as may materially interfere with the present use of such Leased Real Property, any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use or planned use of, or materially impair the value of, such specific affected Company Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable (but expressly excluding any Lien granted to any Nonparty Affiliate), (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries acts as landlord, (x) Liens in connection with or related to the Company Credit Agreement or the Company/SBG Secured Notes and (xi) Liens that do not, individually or in the aggregate, either have a Material Property Material Adverse Effect or materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole; provided, however, that no lien directly or indirectly for the benefit of a Nonparty Affiliate will be deemed a Permitted Lien, except (i) to the extent that such lien is not material or is set forth in the Company Disclosure Letter, (ii) for liens referred to in clause (x) above or (iii) in the case of a lien relating to Company Real Property, if such Nonparty Affiliate lien does not materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries at the affected Company Real Property.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means (i) any and all information maintained by or on behalf of the Company or its Subsidiaries (including: (a) first and last name; (b) home address; (c) Internet Protocol address; (d) email address; (e) geographic location; (f) health or diet information; (g) family members; (h) political beliefs; (i) group memberships; (j) social security numbers or other personal identification number; (k) account number; (l) internet browsing history; (m) internet purchase history; (n) persistent identifier, such as a customer number held in a “cookie” or processor serial number, or (o) one or more factors specific to physical, physiological, genetic, mental, economic, cultural or social identity) to the extent any such information, alone or in combination with other information, identifies or is associated with an identifiable natural person or household; and (ii) any other information maintained by or on behalf of the Company or its Subsidiaries which is classified as “personal data,” “personal information,” “personally identifiable information” or similar term under Privacy and Security Laws, the Company’s or its Subsidiaries’ written privacy policies, or any of the Company’s or its Subsidiaries’ contractual obligations.

“PIPE Investment” means the purchase of shares of Acquiror Common Stock pursuant to the Subscription Agreements.

“PIPE Investment Amount” means the aggregate gross purchase price received by Acquiror prior to or substantially concurrently with Closing for the shares in the PIPE Investment.

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“PIPE Representative” has the meaning specified in Section 7.6(a)(iii).

“Post-Closing Acquiror Class C Common Stock” means Class C common stock, par value $0.0001 per share, of Acquiror.

“Privacy and Security Laws” means all applicable Laws regarding collecting, accessing, using, disclosing, transmitting, securing, sharing, transferring, storing, or other processing of Personal Information or other tracking of online consumer behaviors including, without limitation, federal, state or foreign laws or regulations regarding (a) data privacy or information security, (b) data breach notification, (c) unfair or deceptive practices (d) digital trespass, computer crime and other Laws governing unauthorized access to or use of electronic data; (e) email, telephone, or text message communications; (f)

state consumer protection; (g) sales and marketing practices; (h) payment card processing; and (i) online behavioral advertising. For the avoidance of doubt, “Privacy and Security Laws” include the General Data Protection Regulation (Regulation (EU) 2016/679), the California Consumer Privacy Act of 2018, Payment Card Industry Data Security Standard, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, and the Federal Trade Commission Act.

“Privacy Obligations” has the meaning specified in Section 4.22(a).

“Prospectus” has the meaning specified in Section 11.1.

“Proxy Statement” has the meaning specified in Section 8.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Q1 Financial Statements” has the meaning specified in Section 6.3.

“Real Property Leases” means leases, lease guaranties, subleases, licenses and agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property to the Company and its Subsidiaries, including all amendments and modifications thereof (excluding any such agreements for parking, storage or temporary use that are not essential for the use of any of the Material Real Property Leases).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 8.2(a)(i).

“Requisite Company Stockholders” means each of the holders of Company Capital Stock set forth on Section 1.1(b) of the Company Disclosure Letter.

“Restricted Stock Award” means an award of restricted shares of Company Common Stock granted under a Company Incentive Plan, which includes any shares of Company Common Stock issued pursuant to early-exercised Company Options that remain subject to vesting conditions.

“Restricted Stock Unit Award” means an award of restricted stock units based on shares of Company Common Stock (whether to be settled in cash or shares), granted under a Company Incentive Plan.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States

Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SBG” means SoftBank Group Corp. or an affiliate thereof.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” has the meaning specified in Section 4.6(a).

“Series AP-1 Acquisition Preferred Stock” has the meaning specified in Section 4.6(a).

“Series AP-2 Acquisition Preferred Stock” has the meaning specified in Section 4.6(a).

“Series AP-3 Acquisition Preferred Stock” has the meaning specified in Section 4.6(a).

“Series AP-4 Acquisition Preferred Stock” has the meaning specified in Section 4.6(a).

“Series B Preferred Stock” has the meaning specified in Section 4.6(a).

“Series C Preferred Convertible Note” has the meaning specified in Section 4.6(c).

“Series C Preferred Stock” has the meaning specified in Section 4.6(a).

“Series D-1 Preferred Stock” has the meaning specified in Section 4.6(a).

“Series D-2 Preferred Stock” has the meaning specified in Section 4.6(a).

“Series E Preferred Stock” has the meaning specified in Section 4.6(a).

“Series F Preferred Stock” has the meaning specified in Section 4.6(a).

“Series G Preferred Stock” has the meaning specified in Section 4.6(a).

“Series G-1 Preferred Stock” has the meaning specified in Section 4.6(a).

“Series H Preferred Warrants” has the meaning specified in Section 4.6(b).

“Series H-1 Preferred Stock” has the meaning specified in Section 4.6(a).

“Series H-2 Preferred Stock” has the meaning specified in Section 4.6(a).

“Series H-3 Preferred Stock” has the meaning specified in Section 4.6(a).

“Series H-4 Preferred Stock” has the meaning specified in Section 4.6(a).

“Skadden” has the meaning specified in Section 11.18(b).

“Skadden Privileged Communications” has the meaning specified in Section 11.18(b).

“Specified Company Stockholder Lock-Up Agreements” means those certain Lock-Up Agreements, dated as of the date hereof, by and between each of the Specified Company Stockholders and Acquiror, as amended or modified from time to time.

“Specified Company Stockholders” means each of the holders of Company Capital Stock set forth on Section 1.1(c) of the Company Disclosure Letter.

“Sponsor” means BowX Sponsor, LLC, a Delaware limited liability company.

“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Sponsor, Acquiror and the Company, as amended or modified from time to time.

“Stockholders Agreement” has the meaning specified in the Recitals hereto.

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person. Notwithstanding the foregoing, WeWork Capital Advisors LLC and its Subsidiaries shall not be deemed to be Subsidiaries of the Company.

“Surviving Corporation” has the meaning specified in Section 2.1(b).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(h).

“Terminating Company Breach” has the meaning specified in Section 10.1(f).

“Title IV Plan” has the meaning specified in Section 4.13(c).

“Top Customers” has the meaning specified in Section 4.29(c).

“Top Vendors” has the meaning specified in Section 4.29(a).

“Transaction Proposals” has the meaning specified in Section 8.2(b).

“Transfer Taxes” has the meaning specified in Section 8.4.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Treasury Share” has the meaning specified in Section 3.1(a)

“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” has the meaning specified in Section 5.8.

“Trustee” has the meaning specified in Section 5.8.

“Warrant Agreement” means the Warrant Agreement, dated as of August 4, 2020, between Acquiror and Continental Stock Transfer & Trust Company.

“WeWork Group” has the meaning specified in Section 11.18(b).

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

“Written Consent” has the meaning specified in Section 8.2(c).

Section 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable), provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article V as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.

(f) With respect to the Company and its Subsidiaries, compliance with COVID-19 Measures to the extent applicable to the Company and its Subsidiaries shall be deemed to be in the ordinary course of business consistent with past practice so long as any such COVID-19 Measures remains outstanding.

Section 1.3 Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

ARTICLE II

THE MERGER; CLOSING

Section 2.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Merger Certificate”), executed by the Constituent Corporations in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.

(b) Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of Acquiror.

Section 2.2 Effects of the Merger. At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing, in accordance with the applicable provisions of the DGCL.

Section 2.3 Closing; Effective Time.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place remotely by electronic exchange of documents on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b) Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub, and the Company shall cause the Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Merger Certificate (the “Effective Time”).

Section 2.4 Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered:

(i) to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled;

(ii) to Acquiror, the written resignations of all of the directors of the Company (other than any such Persons identified as initial directors of the Surviving Corporation, in accordance with Section 2.6), effective as of the Effective Time;

(iii) to Acquiror, the Registration Rights Agreement, duly executed by the Requisite Company Stockholders who have elected to execute the Registration Rights Agreement; and

(iv) to Acquiror, the Stockholders Agreement, duly executed by the Company stockholders party thereto.

(b) At the Closing, Acquiror will deliver or cause to be delivered:

(i) to the Exchange Agent, the Aggregate Merger Consideration for further distribution to the Company’s stockholders pursuant to Section 3.2;

(ii) to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(iii) to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of Acquiror and the Sponsor;

(iv) to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified as the initial directors and officers, respectively, of Acquiror after the Effective Time, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the Effective Time; and

(v) to the Company, the Stockholders Agreement, duly executed by duly authorized representatives of Acquiror and the Sponsor.

(c) At the Closing, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all Acquiror Transaction Expenses as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date and (ii) all accrued and unpaid Company Transaction Expenses as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, in each case of clauses (i) and (ii), which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; provided, that any Company Transaction Expenses due to current or former employees or officers of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee or officer through the Company’s payroll.

Section 2.5 Governing Documents.

(a) The certificate of incorporation and bylaws of the Company in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

(b) The certificate of incorporation and bylaws of Acquiror as of immediately prior to the Effective Time (which shall be in the form attached as Exhibits A and B hereto (with such changes as may be agreed in writing by Acquiror and the Company)), shall be the certificate of incorporation and bylaws of Acquiror from and after the Effective Time, until thereafter amended as provided therein and under the DGCL.

Section 2.6 Directors and Officers.

(a) The (i) officers of the Company as of immediately prior to the Effective Time, shall be the officers of the Surviving Corporation from and after the Effective Time, and (ii) the directors of Acquiror as of immediately after the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, in each case, each to hold office in accordance with the Governing Documents of the Surviving Corporation.

(b) The parties shall take all actions necessary to ensure that, from and after the Effective Time, the Persons identified as the initial post-Closing directors and officers of Acquiror in accordance with the provisions of Section 7.6 shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.6(b) of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror.

Section 2.7 Tax Free Reorganization Matters. The parties intend that, for United States federal income tax purposes, the Merger, taken together with the Second Merger, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations and this Agreement, taken together with the Second Merger, is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). None of the parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Merger, taken together with the Second Merger, to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations. The Merger and the Second Merger shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger, taken together with the Second Merger, as a “reorganization” within the meaning of Section 368(a) of the Code, including providing factual support letters.

ARTICLE III

EFFECTS OF THE MERGER ON THE COMPANY

CAPITAL STOCK AND EQUITY AWARDS

Section 3.1 Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Capital Stock, each share of Company Capital Stock (other than Class C Common Stock (which shall be subject to Section 3.1(d)), in each case, that is issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Capital Stock subject to Company Awards (which shall be respectively subject to Section 3.3), (ii) any shares of Company Capital Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger and shall not constitute “Company Capital Stock” hereunder (each such share, a “Treasury Share”), and (iii) any shares of Company Capital Stock held by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL), shall be canceled and converted into the right to receive the applicable portion of the Aggregate Merger Consideration as determined pursuant to Section 3.1(c), subject to applicable tax withholding.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of Merger Sub Capital Stock, shall be converted into a share of common stock, par value $0.0001 of the Surviving Corporation.

(c) Each holder of shares of Company Capital Stock (other than Class C Common Stock (which shall be subject to Section 3.1(d)) as of immediately prior to the Effective Time (other than in respect of (x) Treasury Shares, (y) Dissenting Shares and (z) any shares of Company Capital Stock subject to Company Awards (which shall be subject to Section 3.3)) shall be entitled to receive a portion of the Aggregate Merger Consideration equal to (i) the Exchange Ratio multiplied by (ii) the number of shares of Company Capital Stock (other than Class C Common Stock (which shall be subject to Section 3.1(d)) held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share.

(d) Each holder of shares of Class C Common Stock as of immediately prior to the Effective Time (other than in respect of (x) Treasury Shares and (y) Dissenting Shares) shall be entitled to receive a number of shares of Post-Closing Acquiror Class C Common Stock equal to (i) the Exchange Ratio multiplied by (ii) the number of shares of Class C Common Stock held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share.

(e) Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Common Stock shall be issued in the Merger.

Section 3.2 Exchange Procedures

(a) Prior to the Closing, Acquiror shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Merger Consideration to the Company’s stockholders. At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Acquiror Common Stock equal to the portion of the Aggregate Merger Consideration to be paid in shares of Acquiror Common Stock.

(b) As promptly as reasonably practicable after the Effective Time, Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of shares of Company Capital Stock as of immediately prior to the Effective Time, whose Company Capital Stock was converted pursuant to Section 3.1(a) into the right to receive a portion of the Aggregate Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).

(c) Each holder of shares of Company Capital Stock that have been converted into the right to receive a portion of the Aggregate Merger Consideration, pursuant to Section 3.1(a), shall be entitled to receive such portion of the Aggregate Merger Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.

(d) Promptly following the date that is one (1) year after the Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of shares of Company Capital Stock as of immediately prior to the Effective Time that has not exchanged such shares of Company Capital Stock for an applicable portion of the Aggregate Merger Consideration in accordance with this Section 3.2 prior to the date that is one (1) year after the Effective Time, may transfer such shares of Company Capital Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereupon. None of Acquiror, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.3 Treatment of Company Options, Restricted Stock Awards, Restricted Stock Unit Awards, Company Warrants and Convertible Note.

(a) As of the Effective Time, each Company Option that is then outstanding shall be converted into the right to receive an option relating to shares of Acquiror Class A Common Stock upon the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “Acquiror Option”) except that (i) such Acquiror Option shall relate to that whole number of shares of Acquiror Class A Common Stock (rounded down to the nearest whole share) equal to the number of Company Common Shares subject to such Company Option, multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such Acquiror Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.

(b) As of the Effective Time, each Restricted Stock Award that is outstanding immediately prior to the Effective Time shall be converted into restricted shares of Acquiror Class A Common Stock (each, an “Adjusted Restricted Stock Award”) with the same terms and conditions as were applicable to such Restricted Stock Award immediately prior to the Effective Time (including with respect to vesting and termination-related provisions), except that such Adjusted Restricted Stock Award shall consist of such number of shares of Acquiror Class A Common Stock as is equal to the product of (i) the number of Company Common Shares subject to such Restricted Stock Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

(c) As of the Effective Time, each Restricted Stock Unit Award that is outstanding immediately prior to the Effective Time shall be converted into the right to receive restricted stock units based on shares of Acquiror Class A Common Stock (each, an “Adjusted Restricted Stock Unit Award”) with the same terms and conditions as were applicable to such Restricted Stock Unit Award immediately prior to the Effective Time (including with respect to vesting and termination-related provisions, subject to the last sentence of this Section 3.3(c)), except that such Adjusted Restricted Stock Unit Award shall relate to such number of shares of Acquiror Class A Common Stock as is equal to the product of (i) the number of shares of Company Common Stock subject to such Restricted Stock Unit Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share. For purposes of any Restricted Stock Unit Awards with a liquidity vesting condition, the Company shall be permitted to treat the occurrence of the Effective Time as an initial public offering under the terms of any such award for purposes of the vesting of such award.

(d) The Company shall take all necessary actions to effect the treatment of Company Options, Restricted Stock Awards and Restricted Stock Unit Awards pursuant to Sections 3.3(a), 3.3(b) and 3.3(c) in accordance with the Company Incentive Plan and the applicable award agreements and to ensure that no Acquiror Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1, Form S-3 or S-4) of Acquiror (which shall be made effective as soon as reasonably practicable following the Effective Time). The Board of Directors of the Company (or an authorized committee thereof) shall amend the Company Incentive Plans and take all other necessary actions, effective as of immediately prior to the Closing, in order to (i) cancel the remaining unallocated share reserve under the Company Incentive Plans and provide that shares in respect of Company Awards that for any reason become re-eligible for future issuance, shall be cancelled, and (ii) provide that no new Company Awards will be granted under the Company Incentive Plans following the Effective Time. In connection with the adjustments effected under this Section 3.3, the Board of Directors of the Company (or an authorized committee thereof) may also equitably adjust the share price vesting metrics set forth in Company Option, Restricted Stock Awards and Restricted Stock Unit Awards.

(e) In accordance with the applicable terms of each of the Company Warrants, as of the Effective Time, each Company Warrant that is then outstanding and unexercised shall be converted into the right to receive a warrant to purchase Acquiror Common Shares upon the same terms and conditions as are in effect with respect to such Company Warrant immediately prior to the Effective Time (each, a “Converted Acquiror Warrant”) except that (i) such Converted Acquiror Warrant shall relate to that whole number of shares of Acquiror Common Shares (rounded down to the nearest whole share) equal to the number of shares of Company Capital Stock subject to such Company Warrant, multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such Converted Acquiror Warrant shall be equal to the exercise price per share of such Company Warrant in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent).

(f) In accordance with Section 6 of the Series C Preferred Convertible Note, if, as of the Effective Time, the Series C Preferred Convertible Note is then outstanding, it shall be cancelled and automatically converted into the whole number of shares of Acquiror Class A Common Stock (rounded down to the nearest whole share) equal to (i) the number of shares of Series C Preferred Stock issuable upon conversion of the Series C Preferred Convertible Note if the Series C Preferred Convertible Note had been converted immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio.

Section 3.4 Withholding. Notwithstanding any other provision to this Agreement, Acquiror, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Acquiror, the Company, or the Exchange Agent, respectively); provided, that Acquiror shall reasonably cooperate with the Company to reduce or eliminate any applicable withholding to the extent reasonably possible under applicable Law; provided, further, that such cooperation shall not require Acquiror to incur any material out-of-pocket expense or liability that Acquiror would not have otherwise incurred. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.5 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Capital Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Capital Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Aggregate Merger Consideration in accordance with Section 3.1 without interest thereon, upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Capital Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the Company’s annual report for the year ended December 31, 2020 made available to Acquiror prior to the date hereof (except (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) and (ii) as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV), in each case, the Company represents and warrants to Acquiror and Merger Sub as follows:

Section 4.1 Company Organization. The Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.2 Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s material Subsidiaries (except such Subsidiaries that are considered “special purpose entities” and formed solely for the purpose of entering into lease agreements), in each case, as amended, have been previously made available to Acquiror by or on behalf of the Company. The Company has made available to Acquiror forms of the Governing Documents for the material “special purpose entities” in each jurisdiction and represents that the forms of the Governing Documents of the special purpose entities are the same in all respects as the forms thereof made available to Acquiror. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.3 Due Authorization.

(a) Other than the Company Stockholder Approvals, the Company has all requisite corporate power and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing and upon execution by the Company, such other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, assuming the due authorization, execution and delivery of by the other parties hereto, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, assuming the due authorization, execution and delivery of by the other parties thereto, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and its stockholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Merger other than the Company Stockholder Approvals.

Section 4.4 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform their obligations under this Agreement or (ii) be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.5 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act; (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby or be material to the business of the Company and its Subsidiaries, taken as a whole, and (iii) the filing of the Merger Certificate in accordance with the DGCL.

Section 4.6 Capitalization of the Company.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (x) 1,462,436,611 shares of Company Common Stock, of which (i) 941,647,617 shares are designated Class A Common Stock, par value $0.001 per share, 171,867,423 of which are issued and outstanding as of the date of this Agreement (the “Class A Common Stock”), (ii) 234,910,597 shares are designated Class B Common Stock, par value $0.001 per share, none of which are issued and outstanding as of the date of this Agreement (the “Class B Common Stock”), (iii) 50,967,800 shares are designated Class C Common Stock, par value $0.001 per share, 25,041,666 of which are issued and outstanding as of the date of this Agreement (the “Class C Common Stock”), and (iv) 234,910,597 shares are designated Class D Common Stock, par value $0.001 per share, none of which are issued and outstanding as of the date of this Agreement (the “Class D Common Stock”), and (y) 959,370,218 shares of Company Preferred Stock of which (i) 38,392,950 shares are designated Series A Convertible Preferred Stock, par value $0.001 per share, all of which are issued and outstanding as of the date of this Agreement (the “Series A Preferred Stock”), (ii) 22,165,260 shares are designated Series B Convertible Preferred Stock, par value $0.001 per share, all of which are issued and outstanding as of the date of this Agreement (the “Series B Preferred Stock”), (iii) 29,189,230 shares are designated Series C Convertible Preferred Stock, par value $0.001 per share, 28,403,928 of which are issued and outstanding as of the date of this Agreement (the “Series C Preferred Stock”), (iv) 11,939,097 shares are designated Series D-1 Convertible Preferred Stock, par value $0.001 per share, all of which are issued and outstanding as of the date of this Agreement (the “Series D-1 Preferred Stock”), (v) 9,380,718 shares are designated Series D-2 Convertible Preferred Stock, par value $0.001 per share, all of which are issued and outstanding as of the date of this Agreement (the “Series D-2 Preferred Stock”), (vi) 13,193,676 shares are designated Series E Convertible Preferred Stock, par value $0.001 per share, all of which are issued and outstanding as of the date of this Agreement (the “Series E Preferred Stock”), (vii) 14,942,546 shares are designated Series F Convertible Preferred Stock, par value $0.001 per share, 13,759,327 of which are issued and outstanding as of the date of this Agreement (the “Series F Preferred Stock”), (viii) 34,742,329 shares are designated Series G Convertible Preferred Stock, par value $0.001 per share, 33,113,319 of which are issued and outstanding as of the date of this Agreement (the “Series G Preferred Stock”), (ix) 45,454,548 shares are designated Series G-1 Convertible Preferred Stock, par value $0.001 per share, 31,818,182 of which are issued and outstanding as of the date of this Agreement (the “Series G-1 Preferred Stock”)), (x) 227,025,024 shares are designated as Series H-1 Convertible Preferred Stock, par value $0.001 per share, 112,762,795 of which are issued and outstanding as of the date of this Agreement (the “Series H-1 Preferred Stock”), (xi) 227,025,024 shares are designated as Series H-2 Convertible Preferred Stock, par value $0.001 per share, 51,030,309 of which are issued and outstanding as of the date of this Agreement (the “Series H-2 Preferred Stock”), (xii) 136,009,158 shares are designated as Series H-3 Convertible Preferred Stock, par value $0.001 per share, none of which are issued and outstanding as of the date of this Agreement (the “Series H-3 Preferred Stock”), (xiii) 136,009,158 shares are designated as Series H-4 Convertible Preferred Stock, par value $0.001 per share, 129,887,919 of which are issued and outstanding as of the date of this Agreement (the “Series H-4 Preferred Stock”), (xiv)

1,500 shares are designated as Junior Non-Voting Preferred Stock, par value $0.001 per share, all of which are issued and outstanding as of the date of this Agreement (the “Junior Non-Voting Preferred Stock”), (xv) 1,600,000 shares are designated as Series AP-1 Acquisition Preferred Stock, par value $0.001 per share, 1,436,375 of which are issued and outstanding as of the date of this Agreement (the “Series AP-1 Acquisition Preferred Stock”), (xvi) 40,000 shares are designated as Series AP-2 Acquisition Preferred Stock, par value $0.001 per share, 38,295 of which are issued and outstanding as of the date of this Agreement (the “Series AP-2 Acquisition Preferred Stock”), (xvii) 1,100,000 shares are designated as Series AP-3 Acquisition Preferred Stock, par value $0.001 per share, 943,489 of which are issued and outstanding as of the date of this Agreement (the “Series AP-3 Acquisition Preferred Stock”), and (xviii) 1,500,000 shares are designated as Series AP-4 Acquisition Preferred Stock, par value $0.001 per share, 555,963 of which are issued and outstanding as of the date of this Agreement (the “Series AP-4 Acquisition Preferred Stock”), and there are no other authorized equity interests of the Company that are issued and outstanding. All of the issued and outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens.

(b) As of the date of this Agreement, (i) warrants to purchase 255,941 shares of Class A Common Stock are authorized and outstanding (the “Class A Common Warrants”) and (ii) warrants to purchase 6,121,239 shares of Series H-3 Preferred Stock and/or Series H-4 Preferred Stock are authorized and outstanding (the “Series H Preferred Warrants”). All outstanding Company Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens.

(c) As of the date of this Agreement, convertible notes exercisable for 785,302 shares of Series C Preferred Stock are authorized and outstanding (the “Series C Preferred Convertible Note”). The Series C Preferred Convertible Note (i) has been duly authorized and validly issued and constitutes valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) has been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; and (iii) is not subject to, nor has it been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) is free and clear of any Liens.

(d) As of the date of this Agreement, (i) Company Options to purchase 47,228,800 shares of Company Common Stock, with an aggregate exercise price equal to $180,350,279.84, of which zero Company Options have early exercise features, (ii) Restricted Stock Awards with respect to zero shares of Company Common Stock and (iii) Restricted Stock Unit Awards with respect to 13,045,248 shares of Company Common Stock, are outstanding. All Company Options, Restricted Stock Awards and Restricted Stock Unit Awards are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Option, Restricted Stock Award or Restricted Stock Unit Award, is subject to terms that are materially different from those set forth in such forms. Each Company Option, each Restricted Stock Award and each Restricted Stock Unit Award was validly issued and properly approved by, the Board of Directors of the Company (or appropriate committee thereof).

(e) As of the date of this Agreement, 25,041,666 Partnership Profits Interests Units are outstanding at Partnership. All other interests of the Partnership are wholly owned, directly or indirectly, by the Company. The Company has provided to Acquiror, on or prior to the date of this Agreement, a true and complete list of each holder of Partnership Profits Interests Units (either directly or indirectly through Partnership PI Aggregator) and whether such holder is a current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date of this Agreement, which list describes the manner in which the Partnership Profits Interests Units are indirectly exchangeable for Class A Common Stock. All Partnership Profits Interests Units are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Partnership Profits Interests Unit is subject to terms that are materially different from those set forth in such forms. Each Partnership Profits Interests Unit was validly issued and properly approved by the requisite approval under the Partnership Agreement, the Partnership PI Aggregator Agreement and the Board of Directors of the Company (or appropriate committee thereof). The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete copy of the Partnership Agreement and the Partnership PI Aggregator Agreement. Each Partnership Profits Interests Unit that was issued in connection with the performance of services was intended at the time of issuance to satisfy the conditions of IRS Revenue Procedure 2001-43 and the holder of each such Partnership Profits Interest Unit has timely filed an election under Section 83(b) of the Code in accordance with Treasury Regulation Section 1.83-2(d) in connection with the issuance of such profits interests.

(f) Except as otherwise set forth in this Section 4.6, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, profits interests, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Capital Stock.

Section 4.7 Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens.

(b) Except for Partnership Profits Interests Units outstanding as of the date of this Agreement as set forth in Section 4.6(e), the Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens. Neither the Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

(c) Except for Partnership Profits Interests Units outstanding as of the date of this Agreement as set forth in Section 4.6(e), there are no outstanding subscriptions, options, warrants, profits interests, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

Section 4.8 Financial Statements.

(a) Attached as Section 4.8(a) of the Company Disclosure Letter are true and complete copies of the audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2020, December 31, 2019 and December 31, 2018, together with the auditor’s reports thereon (the “Audited Financial Statements” and, together with the Q1 Financial Statements, when delivered pursuant to Section 6.3, the “Financial Statements”).

(b) The Audited Financial Statements and, when delivered pursuant to Section 6.3, the Q1 Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity (with respect to the Audited Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Q1 Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Q1 Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof. The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(c) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information (both financial and non-financial) relating to the Company, including its consolidated Subsidiaries is made known to the Company’s principal executive officer and its principal financial officer by others within those entities. Since December 31, 2019, the Company has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements of the Company and its consolidated Subsidiaries for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. Neither the Company nor any of its Subsidiaries has taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 4.9 No Undisclosed Liabilities. There is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries, (c) that will be discharged or paid off prior to or at the Closing, (d) to the extent incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements or (e) that would not be, or would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.10 Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter and except as covered by Sections 4.20(a)(i), (iii), (iv), and 4.20(c)(i), (iv) and (v) of this Agreement, (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case of (a) and (b) hereof, as would not be, or would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.11 Legal Compliance.

(a) Each of the Company and its Subsidiaries is in compliance with all applicable Laws in all material respects.

(b) For the past three (3) years, none of the Company or any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been material to the business of the Company and its Subsidiaries, taken as a whole.

(c) The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

Section 4.12 Contracts; No Defaults.

(a) Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xvi) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.

(i) Any Contract with any of the Top Vendors;

(ii) Any Contract with any Top Customer; provided, however, that for Contracts that are Membership Agreements, only Contracts that are Material Member Agreements;

(iii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries (other than (x) Indebtedness owed to the Company or any of the Company’s Subsidiaries and (y) operating leases and guarantees thereof), including any agreement or commitment for future loans, credit or financing, in each case, in excess of $25,000,000;

(iv) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last two (2) years, in each case, involving payments in excess of $5,000,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, or (B) between the Company and its wholly owned Subsidiaries or between the Company and the Partnership’s wholly owned Subsidiaries;

(v) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves: (A) aggregate payments in excess of $6,000,000 in any calendar year; (B) a premises whereby the Company or any Subsidiary leases, subleases, licenses, occupies or otherwise uses at least 100,000 square feet, (C) a lease term of at least 35 years remaining after the date of this Agreement, including all available extension rights and options, (D) a right or option to purchase the real property underlying such Real Property Lease or any portion thereof (the Real Property Leases described in clauses (A), (B) (C), and (D) above, individually and collectively, the “Material Real Property Leases”), and (E) the Company, any Subsidiary or Affiliate on the one hand, and any Affiliate or 5% stockholder of the Company, or any other Nonparty Affiliate, directly or indirectly, on the other hand (the Real Property Leases described in clause (E) above, individually and collectively, the “Affiliate Real Property Leases”);

(vi) Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (excluding, in the case of clauses (B) and (C), any wholly owned Subsidiary of the Company or the Partnership);

(vii) Each Contract pursuant to which the Company or any of the Company’s Subsidiaries sells, assigns, conveys, transfers, licenses or grants any covenant not to sue or other right or interest in, any Intellectual Property to (A) any officer, employee, stockholder, manager (or equivalents) of the Company or any of its Subsidiaries (other than non-exclusive permissions granted to officers, employees or managers of the Company or any of its Subsidiaries to use Intellectual Property within the scope of such employee’s, officer’s or manager’s employment or fiduciary relationship with the Company or any of its Subsidiaries), (B) any member of the immediate family of the foregoing individuals, or (C) any other Person in which the foregoing individuals has a material interest (but excluding, for clarity, the Company or its Subsidiaries themselves);

(viii) Affiliate Agreements (other than Affiliate Real Property Leases);

(ix) employment Contracts with each Excluded Employee;

(x) Contracts with any employee, advisor, independent contractor or consultant of the Company or any of the Company’s Subsidiaries or with any other Person that provide for change in control, severance, transaction bonus, retention, or similar payments or benefits contingent upon, accelerated by, or triggered by the consummation of the transactions contemplated hereby;

(xi) Contracts, other than non-disclosure agreements, currently in force containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any material respect in any line of business in which the Company currently operates or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;

(xii) Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue, but not including non-disclosure agreements, contractor services agreements, consulting services agreements, incidental trademark licenses incident to marketing, printing or advertising Contracts) pursuant to which the Company or any of the Company’s Subsidiaries (i) grants to a third Person the right to use material Intellectual Property of the Company and its Subsidiaries or (ii) is granted by a third Person the right to use Intellectual Property that is material to the business of the Company and its Subsidiaries (other than Contracts granting nonexclusive rights to use commercially available off-the-shelf software and Open Source Licenses);

(xiii) Each Contract (other than Real Property Leases) requiring non-reimbursable capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $5,000,000 in any calendar year;

(xiv) Any Contract that (A) grants to any third Person any “most favored nation rights” or (B) grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $5,000,000 in any calendar year;

(xv) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries; and

(xvi) Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xv) of this Section 4.12(a).

(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date or any Real Property Leases, all of the Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.12(a) (other than Real Property Leases) and as of the date of this Agreement, neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract that remain uncured or outstanding, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract (other than Real Property Leases) that remains uncured and outstanding as of the date of this Agreement, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract (other than Real Property Leases) by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13 Company Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications, (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b) (i) Each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, except where the failure to comply would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d) With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(e) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(f) Except as set forth on Section 4.13(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, or (iii) accelerate the vesting and/or settlement of any Company Award. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(g) All Company Options have been granted in accordance with the terms of the applicable Company Incentive Plan. Each Company Option has been granted with an exercise price that is no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. Each Company Option is intended to either qualify as an “incentive stock option” under Section 422 of the Code or to be exempt under Section 409A of the Code. The Company has made available to Acquiror, accurate and complete copies of (i) the Company Incentive Plans, (ii) the forms of standard award agreements under the Company Incentive Plans, and (iii) copies of any award agreements that materially deviate from such forms. The treatment of Company Options under this Agreement does not violate the terms of the Company Incentive Plans or any Contract governing the terms of such awards.

(h) Each Company Benefit Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Company Benefit Plan.

Section 4.14 Labor Relations; Employees.

(a) Except as set forth on Section 4.14(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement with any labor union, works council, or employee representative organization, (ii) no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, (iii) no labor union, works council, or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries and (iv) to the knowledge of the Company, there has been no labor organization activity involving any employees of, or non-employee workers who contract directly with, the Company or any of its Subsidiaries in their capacity as such. There is not currently any pending, nor to the knowledge of the Company, threatened: (A) strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company; (B) unfair labor practice charge or complaint the Company or any Subsidiary of the Company before the National Labor Relations Board or any other similar Governmental Authority; or (C) material complaint, grievance, or arbitration arising out of any collective bargaining agreement, or any similar agreement with any labor union, works council, or employee representative organization. No notice, consent or consultation obligations with any labor union, works council, or employee representative organization will be a condition precedent to, or required or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby.

(b) Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where the failure to comply would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries.

(c) There are not currently any pending, nor to the knowledge of the Company, threatened Legal Proceedings or other Actions before any Governmental Authority or arbitrator by or on behalf of any current or former applicant, employee, worker, consultant, or independent contractor of the Company or its Subsidiaries, any labor union, works council, or employee representative organization, or any other Person in connection with the employment or engagement of any current, prospective, or former applicant, employee, worker, consultant, or independent contractor of the Company or otherwise alleging breach of any express or implied Contract of employment, violation of any applicable Law governing employment and employment practices, or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d) To the knowledge of the Company, (i) no current or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in material violation of any restrictive covenant or nondisclosure obligation to the Company or any of the Company’s Subsidiaries and (ii) no current employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in material violation of any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of trade secrets or proprietary information.

(e) The Company has provided Acquiror with a true, correct and complete copy of each settlement agreement executed within the last one (1) year between the Company or any of the Company’s Subsidiaries and any current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct, or discrimination by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above, in the case of (i) and (ii), in his or her capacity as such. To the knowledge of the Company, in the last six (6) months, no allegations of sexual harassment, sexual misconduct or discrimination have been made against any current or former officer of the Company or any of the Company’s Subsidiaries by a current employee or independent contractor of the Company or any of the Company’s Subsidiaries in his or her capacity as such.

(f) In the past three (3) years, the Company and its Subsidiaries have not taken any actions that did or would reasonably be expected to require notification under the Worker Adjustment Notification and Retraining Act or similar foreign, federal, or state law requiring advance notice to employees of termination of employment.

Section 4.15 Taxes.

(a) All material Tax Returns required to be filed by the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be so withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable withholding and related reporting requirements.

(c) There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) There are no material Tax audits or other examinations of the Company or any of its Subsidiaries, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries (other than extensions granted in connection with extensions of time to file Tax Returns obtained in the ordinary course of business).

(f) Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, a request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts not primarily related to Taxes).

(h) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock purported or intended to be governed by Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company.

(j) No written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k) Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(l) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(m) Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing, (ii) prepaid amount received or deferred revenue recognized prior to the Closing, (iii) change in method of accounting adopted prior to the Closing, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law), and to the knowledge of the Company, the IRS has not proposed any such adjustment or change in accounting method.

(n) The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(o) The Company has not taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could reasonably be expected to prevent the Merger, taken together with the Second Merger, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

Section 4.16 Brokers’ Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.17 Insurance. Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.

Section 4.18 Licenses. The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses reasonably required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Each material License held by the Company or any of the Company’s Subsidiaries is in full force and effect. To the Company’s knowledge, neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party, (b) is or has been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License; or (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 4.4 of the Company Disclosure Letter, provided such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing. Section 4.18 of the Company Disclosure Letter sets forth a true, correct and complete list of material Licenses held by the Company or its Subsidiaries.

Section 4.19 Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 4.20 Real Property.

(a) Section 4.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property, including the name(s) of the Company or Subsidiary party to such Real Property Lease, the name of the landlord for such Real Property Lease, the location and physical address for such Real Property Lease, and the current monthly base rent or fees for such Real Property Lease, any security deposits or letters of credit for such Real Property Lease, the square footage for any such Real Property Leases that exceed 100,000 square feet, the commencement date, rental payment start date and expiration date for such Real Property Lease, and any extension rights for such Real Property Lease. Except as disclosed in Section 4.20(a) of the Company Disclosure Letter or as would not be reasonably expected to result in either a Material Property Material Adverse Effect or a Company Material Adverse Effect, as of the date of this Agreement each of the Real Property Leases is in full force and effect, and is a valid and binding obligation against the Company or any of its Subsidiaries, as applicable. With respect to each parcel of Leased Real Property, as of the date of this Agreement:

(i) The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, except as would not reasonably be expected to result in a Material Property Material Adverse Effect or a Company Material Adverse Effect, free and clear of all Liens, except for Permitted Liens.

(ii) The Company and its Subsidiaries have delivered or made available to Acquiror true, correct and materially complete copies of all Material Real Property Leases that involve aggregate footage in excess of 100,000 rentable square feet and none of such Material Real Property Leases have been amended or modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered or made available to Acquiror.

(iii) Except as set forth on Section 4.20(a) of the Company Disclosure Letter, the Company and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Material Company Real Property under such Material Real Property Leases has not been materially disturbed and, to the knowledge of the Company, there are no material disputes with respect to such Material Real Property Leases.

(iv) The Company and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, to the knowledge of the Company, there are no material disputes with respect to such Real Property Leases, except as taken individually or in the aggregate would not reasonably be expected to result in a Company Material Adverse Effect.

(v) Except as set forth on Section 4.20(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has knowledge of, nor has received any written notice of, any default or breach under any of the Real Property Leases that remains uncured or outstanding.

(vi) Except as set forth on Section 4.20(a) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries is engaged in negotiations to terminate any of the Real Property Leases. In connection with any mutual termination of the Real Property Leases by the Company or applicable Subsidiary party to such Real Property Lease and the landlord for such Real Property Lease (“Lease Terminations”) within the twelve (12) months immediately preceding the date of this Agreement, the Company has obtained valid and binding written agreements from the lessor party to such Real Property Leases, and true and correct copies of all agreements related to such Lease Terminations have been delivered or made available to Acquiror. As of the date of this Agreement, (A) except as set forth on Section 4.20(a) of the Company Disclosure Letter, no termination payments by the Company or any of its Subsidiaries required under the Lease Terminations are due and payable, and (B) Section 4.20(a) of the Company Disclosure Letter sets forth a true and correct list of all termination payments by the Company or any of its Subsidiaries required under the Lease Terminations that are not yet due and payable.

(vii) Except as set forth on Section 4.20(a) of the Company Disclosure Letter,    neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b) As of the date of this Agreement, neither the Company nor its Subsidiaries have any Owned Real Property.

(c) As of the date of this Agreement, the Company Real Property comprises all of the material real property used in the Company’s business (excluding any real property used for parking, storage or temporary use that are not essential for the use of any of the Material Real Property Leases) and except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company and each of its Subsidiaries, as applicable, has all necessary governmental licenses, authorizations, permits and permissions (including any licenses, authorizations, permits and permissions from the U.S. Department of the Treasury’s Bureau of Alcohol and Tobacco Tax and Trade) used in or relating to such Company Real Property or the Company’s or any Subsidiary’s operations at such Company Real Property. With respect to each parcel of Company Real Property, except as set forth on Section 4.20(c) of the Company Disclosure Letter, as of the date of this Agreement:

(i) in the two (2) years immediately preceding this Agreement, neither the Company nor any of its Subsidiaries have received any written notice of any: (i) material violations of building codes and/or zoning ordinances affecting the Company Real Property, including the Americans with Disabilities Act of 1990, as amended; (ii) existing, pending or threatened in writing condemnation proceedings affecting the Company Real Property; or (iii) existing, pending or threatened in writing zoning, building code or other moratorium proceedings, or similar matters which, in each case, would reasonably be expected to adversely affect, or disrupt, the ordinary course operation of the business of the occupants of such Company Real Property except as would not reasonably be expected to result in a Company Material Adverse Effect, taken as a whole or a Material Property Material Adverse Effect.

(ii) Except for Permitted Liens the Membership Agreements, to the Company’s knowledge, there are no leases, subleases, licenses or other similar occupancy agreements pursuant to which the Company or any of its Subsidiaries have granted to any party or parties the right of use or occupancy of any portion of the Company Real Property pursuant to which the Company receives more than $250,000 per calendar year in connection with such agreement.

(iii) Excepting only this Agreement, there exists no contract, agreement, or commitment to purchase all or any portion of the Company Real Property.

(iv) Neither the Company nor any of its Subsidiaries has received written notice from any governmental authority of any violation of any laws applicable (or alleged to be applicable) to the Company Real Property, or any part thereof, except as would not reasonably be expected to result in a Company Material Adverse Effect, taken as a whole or a Material Property Material Adverse Effect.

(v) There exist no pending or, to the knowledge of the Company, threatened in writing actions, suits, arbitrations, claims, attachments or other proceedings against the Company or any of its Subsidiaries or the Company Real Property that would, if determined adversely to the Company, materially and adversely affect the Company’s operations at such Company Real Property or the Company’s ability to perform its obligations under this Agreement.

(vi) None of the Company or any of its Subsidiaries is subject to any claims of any unpaid brokerage fee, finders’ fee or other commission with respect to Company Real Property, which are delinquent or overdue as of the date of this Agreement.

(vii) The Company and its Subsidiaries have delivered or made available to Acquiror true, correct and materially complete copies of the forms of Membership Agreements used by the Company and its Subsidiaries. Section 4.20(c)(vii) of the Company Disclosure Letter sets forth a true, correct and materially complete summary as of the date of this Agreement of all Material Member Agreements entered into by the Company or any of its Subsidiaries, including the names of such Top Customers, the total current monthly fees due under the Material Member Agreements, and the amount of retained fees currently held by the Company or any of its Subsidiaries with respect to the Material Member Agreement. As of the date of this Agreement, each of the Material Member Agreements is in full force and effect, and is a valid and binding obligation against the Company or any of its Subsidiaries, as applicable.

(d) Each representation contained in this Section 4.20 is qualified in its entirety by the disclosures set forth in Article 4 of the Company Disclosure Letter regardless of the correspondingly numbered and lettered representations set forth therein and herein.

Section 4.21 Intellectual Property.

(a) Section 4.21(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered and applied-for with a Governmental Authority and is owned by the Company or any of the Company’s Subsidiaries as of the date of this Agreement, whether applied for or registered in the United States or internationally as of the date of this Agreement (“Company Registered Intellectual Property”). The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, and, to the knowledge of the Company, all such Company Registered Intellectual Property is subsisting and, (excluding any pending applications included in the Company Registered Intellectual Property) is valid and enforceable.

(b) (i) Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof, provided that the foregoing shall not be deemed a representation or warranty regarding non-infringement, validity or enforceability of Intellectual Property. (ii) The Company and its Subsidiaries have not sold, assigned, conveyed or transferred to any third Person full or partial ownership of any Intellectual Property that is, or at the time of such transfer was, owned or purported to be owned by the Company and its Subsidiaries and is material to the Company and its Subsidiaries, taken as a whole.

(c) (i) The Company and its Subsidiaries have not, to the Company’s knowledge, within the three (3) years preceding the date of this Agreement, infringed upon, misappropriated or otherwise violated and, as of the date of this Agreement, are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person, in each case, in any material respect. (ii) As of the date of this Agreement, there is no action pending to which the Company or such Subsidiary of the Company is a named party, or to the knowledge of the Company, that is threatened in writing, alleging the Company’s or such Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person and there has not been, within the twelve (12) months preceding the date of this Agreement, any such action brought or threatened in writing.

(d) To the knowledge of the Company as of the date of this Agreement (i) no Person is infringing upon, misappropriating or otherwise violating any material Intellectual Property of the Company or any of the Company’s Subsidiaries in any material respect, and (ii) the Company and its Subsidiaries have not sent to any Person within the twelve (12) months preceding the date of this Agreement any material written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any material Intellectual Property of the Company or any of the Company’s Subsidiaries.

(e) The Company and its Subsidiaries take commercially reasonable measures to protect the confidentiality of trade secrets included in their Intellectual Property that are material to the business of the Company and its Subsidiaries. To the knowledge of the Company, there has not been any material unauthorized disclosure of or unauthorized access to any trade secrets of the Company or any of the Company’s Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of, trade secret or other rights in and to such information.

(f) No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the Intellectual Property owned by the Company or any of the Company’s Subsidiaries and used in connection with the business.

(g) With respect to the software used or held for use in the business of the Company and its Subsidiaries, to the knowledge of the Company, no such software contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries or customers of the Company and its Subsidiaries.

(h) To the knowledge of the Company, the Company’s and its Subsidiaries’ use and distribution of (i) software developed by the Company or any Subsidiary, and (ii) Open Source Materials, is in material compliance with all Open Source Licenses applicable thereto. To the knowledge of the Company, none of the Company or any Subsidiary of the Company has used any Open Source Materials in a manner that requires any material software or Intellectual Property owned by the Company or any of the Company’s Subsidiaries, to be subject to Copyleft Licenses.

Section 4.22 Privacy and Cybersecurity.

(a) The Company and its Subsidiaries maintain and are in compliance with, and during the three (3) years preceding the date of this Agreement have maintained and been in compliance with, (i) all Privacy and Security Laws, (ii) the Company’s and its Subsidiaries’ posted or publicly facing privacy policies and any of the Company’s and its Subsidiaries’ written representations and warranties regarding privacy and security practices, (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems, and (iv) all requirements of applicable industry guidelines, standards, and self-regulatory programs to the extent generally complied with by similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations (including, to the extent applicable, the Payment Card Industry Data Security Standards) in each case of (i)-(iv) above, other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole (the foregoing collectively referred to as the “Privacy Obligations”). There are no Actions by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party or, to the knowledge of the Company, threatened in writing against the Company or its Subsidiaries alleging a violation of any third Person’s Personal Information rights or otherwise relating to the Company’s or its Subsidiaries practices with respect to data privacy, data protection or data security. The Company and its Subsidiaries (i) maintain, and have at all times during the three (3) years preceding the date of this Agreement maintained and made available, privacy policies describing their collection, use, disclosure, and other processing of Personal Information, and (ii) have made available to Acquiror true and correct copies of all current versions of such material privacy policies. Such privacy policies have not been misleading, deceptive, or in violation of any Privacy and Security Law, in each case, in any material respect. The Company’s performance of this Agreement or any of the transactions contemplated herein will not violate, in any material respect, any of the foregoing Privacy Obligations.

(b) During the three (3) years preceding the date of this Agreement (i) there have been, no material breaches of the security of the information technology systems of the Company and its Subsidiaries, and (ii) there have been no disruptions in any information technology systems that have or would reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries (i) have established, maintained, and complied with a written information security program (other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole), and (ii) have taken take commercially reasonable measures, in each case to protect confidential, sensitive or Personal Information in its possession or control against unauthorized access, modification, disclosure or other misuse. To the knowledge of the Company, during the three (3) years preceding the date of this Agreement, neither the Company nor any Subsidiary of the Company has (A) experienced any incident in which such information was stolen or improperly accessed, acquired or otherwise processed, including in connection with a breach of security, in each case, in any material respect, or (B) received any written notice or complaint from any Person with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.

Section 4.23 Environmental Matters.

(a) The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in material compliance with all Environmental Laws.

(b) To the knowledge of the Company and each of its Subsidiaries, neither the Company nor any Subsidiary is considered the “owner” or “operator” of any real property pursuant to applicable Environmental Laws, except for the Company Real Property. There has been no release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Owned Real Property or Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Owned Real Property or the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of. For the avoidance of doubt, abatement of materials in the regular course of construction or renovation projects shall not be considered a release of Hazardous Materials for the purposes of this Section 4.23(b).

(c) Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d) No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a material Legal Proceeding.

(e) The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

Section 4.24 Absence of Changes. From the date of the most recent audited balance sheet included in the Financial Statements, there has not been any Company Material Adverse Effect.

Section 4.25 Anti-Corruption Compliance.

(a) For the past five (5) years, neither the Company nor any of its Subsidiaries, nor, directors, officers, managers, employees, nor, to the knowledge of the Company, any agents or third party representatives acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case, in violation of Anti-Bribery Laws.

(b) Each of the Company and its Subsidiaries, has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), legal, regulatory, or administrative proceedings, whistleblower complaints or reports against the Company or any of the Company’s Subsidiaries, or internal or external audits alleging (i) any unlawful payments, contributions, gifts, entertainment, bribes, rebates, kickbacks, financial or other advantages or (ii) any other violation of any Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

Section 4.26 Anti-Money Laundering Compliance.

(a) Neither the Company nor any of its Subsidiaries, directors, officers, managers, employees nor, to the knowledge of the Company, agents or third party representatives acting on behalf of the Company or any of the Company’s Subsidiaries has engaged in a transaction that involves the proceeds of crime in violation of any Anti-Money Laundering Laws, except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b) There are no current or pending or, to the knowledge of the Company, threatened in writing, legal, regulatory, or administrative proceedings, filings, orders, or, to the knowledge of the Company, governmental investigations, alleging any violations of any Anti-Money Laundering Laws by the Company or any of its Subsidiaries or any directors, officers, managers or employees acting on behalf of the Company or any of the Company’s Subsidiaries, except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.27 Sanctions and International Trade Compliance.

(a) The Company and its Subsidiaries and, to the knowledge of the Company, agents and third-party representatives acting on behalf of the Company or any of the Company’s Subsidiaries (i) are, and have been for the past five (5) years, in compliance in all material respects with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, regulatory or administrative proceedings, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, managers, employees, nor, to the knowledge of the Company, any of the Company’s or its Subsidiaries’ respective agents and third-party representatives acting on behalf of the Company or any of the Company’s Subsidiaries, is or has been during the past five (5) years (i) a Sanctioned Person or (ii) transacting business directly or knowingly indirectly, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.

Section 4.28 Information Supplied. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Stockholders or at the time of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.29 Vendors and Customers.

(a) Section 4.29(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top twenty (20) vendors based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020 (the “Top Vendors”).

(b) None of the Top Vendors has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

(c) Section 4.29(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top twenty (20) customers based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020 (the “Top Customers”).

(d) Except as set forth on Section 4.29(d) of the Company Disclosure Letter, none of the Top Customers has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its Material Member Agreements or its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Customers is, as of the date of this Agreement, otherwise involved in or threatening a material dispute of its Material Member Agreements nor against the Company or its Subsidiaries or their respective businesses.

Section 4.30 Government Contracts. Except with respect to Membership Agreements executed in the ordinary course of business with Governmental Authorities, the Company is not party to: (i) any material Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (ii) any material subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services.

Section 4.31 Related Party Transactions. Except for indemnification agreements, employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business and transactions entered into on arms-length terms, there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any directors, executive officers or other Affiliate of the Company or its Subsidiaries or their immediate family members, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K of the Exchange Act. The Company and the Company Subsidiaries have not, during the past three (3) years, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 4.32 Critical Technology. The Company does not produce, design, test, manufacture, fabricate, or develop one or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

Section 4.33 No Additional Representation or Warranties. Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in (i) in the case of Acquiror, any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto), or (ii) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror and Merger Sub represent and warrant to the Company as follows:

Section 5.1 Company Organization. Each of Acquiror and Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.

Section 5.2 Due Authorization.

(a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by each of the Boards of Directors of Acquiror and Merger Sub and (ii) determined by each of the Boards of Directors of Acquiror and Merger Sub as advisable to Acquiror and the Acquiror Stockholders and Merger Sub and the sole stockholder of Merger Sub, as applicable, and recommended for approval by the Acquiror Stockholders and the sole stockholder of Merger Sub, as applicable, and (iii) duly and validly authorized and approved by Acquiror as the sole stockholder of Merger Sub. No other company proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Stockholder Approval). This Agreement has been, and at or prior to the Closing and upon execution by Acquiror and Merger Sub, as applicable, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, and this Agreement constitutes, assuming the due authorization, execution and delivery of by the other parties hereto, and at or prior to the Closing, the other documents contemplated hereby will constitute, assuming the due authorization, execution and delivery of by the other parties thereto, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present, each of those Transaction Proposals identified in clauses (A) through (J) of Section 8.2(b) shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares present and entitled to vote (as determined in accordance with Acquiror’s Governing Documents) at a stockholders’ meeting duly called by the Board of Directors of Acquiror and held for such purposes.

(c) The foregoing votes are the only votes of any of the Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby, including the Closing.

(d) At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3 No Conflict. Subject to the Acquiror Stockholder Approval, the execution and delivery of this Agreement by Acquiror and Merger Sub and the other documents contemplated hereby by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement or (ii) be material to Acquiror.

Section 5.4 Litigation and Proceedings. As of the date hereof, there are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror or Merger Sub, nor are any assets of Acquiror’s or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date hereof, each of Acquiror and Merger Sub is in compliance with all applicable Laws in all material respects. For the past three (3) years, Acquiror and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

Section 5.5 SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since December 31, 2020, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange

Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.6 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since December 31, 2020, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since December 31, 2020, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq. The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the Nasdaq. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or prohibit or terminate the listing of Acquiror Class A Common Stock on the Nasdaq.

(d) The Acquiror SEC Filings contain true and complete copies of the audited balance sheet as of December 31, 2020, and statement of operations, cash flow and stockholders’ equity of Acquiror for the period from May 19, 2020 (inception) through December 31, 2020, together with the auditor’s reports thereon (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Neither Acquiror (including, to the knowledge of Acquiror, any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 5.7 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, and (ii) as otherwise disclosed on Section 5.7 of the Acquiror Disclosure Letter.

Section 5.8 Trust Account. As of the date of this Agreement, Acquiror has at least $483,000,000 in the Trust Account (including, if applicable, an aggregate of approximately $16,900,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of August 4, 2020 (the “Trust Agreement”), between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than stockholders of Acquiror holding Acquiror Common Shares sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective

Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.

Section 5.9 Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10 Absence of Changes. Since December 31, 2020, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement and (b) except as set forth on Section 5.10 of the Acquiror Disclosure Letter Acquiror and Merger Sub have conducted their business only in the ordinary course of business consistent with past practice.

Section 5.11 No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), required by GAAP to be included on a consolidated balance sheet of the Acquiror and Merger Sub, except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business, consistent with past practice, of Acquiror and Merger Sub, or (iii) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 5.12 Capitalization of Acquiror.

(a) As of the date of this Agreement, the authorized share capital of Acquiror consists of (i) 87,500,000 shares of Acquiror Class A Common Stock, 48,300,000 of which are issued and outstanding as of the date of this Agreement, (ii) 12,500,000 shares of Acquiror Class B Common Stock, of which 12,075,000 shares are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 preferred shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b) Subject to the terms of conditions of the Warrant Agreement, the Acquiror Warrants will be exercisable after giving effect to the Merger for one share of Acquiror Common Stock at an exercise price per whole share of eleven Dollars fifty cents ($11.50) per share. As of the date of this Agreement, 16,100,000 Acquiror Common Warrants and 7,773,333 Acquiror Private Placement Warrants are issued and outstanding. The Acquiror Warrants are not exercisable until the later of (x) August 7, 2021 and (y) thirty (30) days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.

(c) Except as set forth in this Section 5.12 or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with the PIPE Investment, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d) The Aggregate Merger Consideration and the Acquiror Common Shares, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(e) On or prior to the date of this Agreement, Acquiror has entered into Subscription Agreements with PIPE Investors, true and correct executed copies of which have been provided to the Company on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Acquiror shares of Acquiror Common Stock for a PIPE Investment Amount of at least $800,000,000 (such amount, the “Minimum PIPE Investment Amount”). Such Subscription Agreements are in full force and effect with respect to, and binding on, Acquiror and, to the knowledge of Acquiror, on each PIPE Investor party thereto, in accordance with their terms.

(f) Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.13 Brokers’ Fees. Except fees described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.14 Indebtedness. Neither Acquiror nor Merger Sub have any Indebtedness.

Section 5.15 Taxes.

(a) All material Tax Returns required to be filed by Acquiror or Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) The Acquiror and Merger Sub have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be so withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable withholding and related reporting requirements.

(c) There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) There are no material Tax audits or other examinations of Acquiror or Merger Sub and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror or Merger Sub (other than extensions granted in connection with extensions of time to file Tax Returns obtained in the ordinary course of business).

(f) Neither the Acquiror nor Merger Sub has made a request for an advance tax ruling, a request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes that would reasonably be expected to be material to the Acquiror or Merger Sub, taken as a whole.

(g) No written claim has been made by any Governmental Authority where the Acquiror or Merger Sub does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(h) Neither the Acquiror nor Merger Sub is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Acquiror and Merger Sub and customary commercial Contracts not primarily related to Taxes).

(i) Neither the Acquiror nor Merger Sub has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock purported or intended to be governed by Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(j) Neither the Acquiror nor Merger Sub (i) is liable for Taxes of any other Person (other than the Acquiror or Merger Sub) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Acquiror.

(k) Neither the Acquiror nor Merger Sub has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(l) Neither Acquiror nor Merger Sub has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(m) Neither the Acquiror nor Merger Sub will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing, (ii) prepaid amount received or deferred revenue recognized prior to the Closing, (iii) change in method of accounting adopted prior to the Closing, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law), and to the knowledge of Acquiror, the IRS has not proposed any such adjustment or change in accounting method.

(n) Acquiror and Merger Sub have not taken any action, nor to the knowledge of Acquiror or Merger Sub are there any facts or circumstances, that could reasonably be expected to prevent the Merger, taken together with the Second Merger, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

Section 5.16 Business Activities.

(a) Since formation, neither Acquiror nor Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub.

(b) Except for Merger Sub and Merger Sub II and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Sub are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $5,000,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.

Section 5.17 Stock Market Quotation. As of the date hereof, the Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the Nasdaq under the symbol “BOWX”. As of the date hereof, the Acquiror Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “BOWXW”. As of the Closing, after giving effect to the transactions contemplated by this Agreement (and by the other agreements contemplated hereby) to occur prior to the Closing, the Acquiror Common Stock and the Acquiror Common Warrants will be registered pursuant to Section 12(b) of the Exchange Act and listed for trading on the Nasdaq or the NYSE. Acquiror is in compliance with the rules of the Nasdaq or the NYSE, as applicable, and there is no Action or proceeding pending or, to the knowledge of

Acquiror, threatened against Acquiror by the Nasdaq, the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on the Nasdaq or the NYSE, as applicable. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.18 Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Acquiror Stockholders and at the time of the Acquiror Stockholders’ Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

Section 5.19 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.20 No Additional Representation or Warranties. Except as provided in this Article V, neither Acquiror nor Merger Sub nor any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror, Merger Sub and their respective Subsidiaries and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, Merger Sub or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.1 Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement or the Ancillary Agreements, as required by Law, as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to (i) operate the business of the Company in the ordinary course of business consistent with past practice and (ii) preserve intact the business organization of the Company and its Subsidiaries, keep available the services of the officers of the Company and its Subsidiaries and preserve intact the current business relationships of the Company and its Subsidiaries with key customers, key suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations; provided, that, notwithstanding anything to the contrary in this Agreement, the Company or any of its Subsidiaries may take any action, including the establishment of any (or maintenance of any existing) policy, procedure or protocol, to the extent reasonably required in order to respond to the impact of COVID-19 or comply with any applicable COVID-19 Measures to the extent applicable to the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, except as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) the Company shall not, and the Company shall cause its Subsidiaries not to, except as contemplated by this Agreement or the Ancillary Agreements or required by Law:

(a) change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries;

(b) make or declare any dividend or distribution to the stockholders of the Company or make any other distributions in respect of any of the Company Capital Stock or equity interests of the Company;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company or the Partnership that remains a wholly owned Subsidiary of the Company or of the Partnership, respectively, after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests (other than Company Awards) of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests, (ii) any exchange or redemption of Partnership Profits Interests Units required under the Partnership Agreement, (iii) transactions between the Company and any wholly owned Subsidiary of the Company or the Partnership or between wholly owned Subsidiaries of the Company or the Partnership or (iv) purchases or redemptions pursuant to exercises or settlements of Company Options, Restricted Stock Awards, Restricted Stock Unit Awards or Company Warrants issued and outstanding as of the date hereof or the conversion of the Series C Preferred Convertible Note or the withholding of shares to satisfy net settlement or Tax obligations with respect to Company Awards outstanding as of the date hereof in accordance with the terms of such Company Awards;

(e) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter, in each case, other than in the ordinary course of business consistent with past practice or as required by Law;

(f) sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment or the liquidation of furniture, fixtures and equipment in connection with contemplated building closures, (ii) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries, (iii) transactions among the Company and the Partnership or wholly owned Subsidiaries of the Partnership or among the Partnership’s wholly owned subsidiaries, (iv) transactions among the Partnership and its wholly owned subsidiaries, (v) transactions in the ordinary course of business consistent with past practice and (vi) Franchise Transactions;

(g) acquire, purchase, obtain, assume, or otherwise obtain, or sell, assign, or otherwise dispose of, directly or indirectly, any fee simple ownership interest or leasehold estate in any real property (other than in the ordinary course of business consistent with past practice), nor engage, hire or otherwise retain, or compensate or pay for, any Person to provide brokerage services with respect to any of the foregoing activities;

(h) except as otherwise required by Law, existing Company Benefit Plans or the Contracts listed on Section 4.12 of the Company Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee of the Company or its Subsidiaries (other than in connection with the promotion, hiring or termination of employment of any of the Persons set forth in Section 6.1(h)(i) of the Company Disclosure Letter (the “Excluded Employees”)) in the ordinary course of business consistent with past practice, (ii) make any change in the key management structure of the Company or any of the Company’s Subsidiaries with respect to any Excluded Employee, including the hiring of additional officers or the termination of existing officers, except for terminations (x) for cause or due to death or disability or (y) voluntarily by an officer or member of key management in the ordinary course of business consistent with past practice, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan except in the ordinary course of business consistent with past practice, (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider of the Company or its Subsidiaries, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries to any of their respective employees or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, except in the ordinary course of business consistent with past practice;

(i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, other than any such transaction for consideration not exceeding $1 million individually or $10 million in the aggregate;

(j) (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or otherwise incur or assume any Indebtedness, or (ii) guarantee any Indebtedness of another Person, except, in each case of (i) and (ii) hereof, (x) in the ordinary course of business consistent with past practice, (y) in connection with Franchise Transactions and (z) Indebtedness incurred pursuant to the Company Credit Agreement and the Company/SBG Reimbursement Agreement as in effect as of the date hereof;

(k) (i) make or change any material election in respect of material Taxes, (ii) amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement, (v) settle any claim or assessment in respect of material Taxes, (vi) surrender or allow to expire any right to claim a refund of material Taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect of any material Tax attribute that would give rise to any claim or assessment of Taxes, other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business;

(l) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger, taken together with the Second Merger, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(m) issue any additional shares of Company Capital Stock or securities exercisable for or convertible into Company Capital Stock, other than the issuance of Company Common Stock upon the exercise or settlement of Company Options, Restricted Stock Awards, Restricted Stock Unit Awards, Company Warrants or the conversion of the Series C Preferred Convertible Note in the ordinary course of business and in accordance with the terms of the applicable Company Incentive Plans, Company Warrant, the Series C Preferred Convertible Note and applicable award agreement or exchange or redemption of Partnership Profits Interests Units in the ordinary course of business and in accordance with the terms of the Partnership Agreement and applicable award agreement, in each case, outstanding on the date of this Agreement in accordance with their terms as in effect as of the date of this Agreement, or grant any additional Company Awards or other equity or equity-based compensation;

(n) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);

(o) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceeding, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages by the Company or its Subsidiaries in an amount less than $2,000,000 individually (the “Settlement Cap”) and $20,000,000 in the aggregate;

(p) grant to, or agree to grant to, any Person rights to any Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, except for non-exclusive licenses to Intellectual Property granted in the ordinary course of business consistent with past practice, or dispose of, abandon or permit to lapse any rights to any Intellectual Property that is material to the Company and its Subsidiaries except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of the Company’s or any of its Subsidiaries’ business judgment as to the costs and benefits of maintaining the item;

(q) disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to obligations to maintain the confidentiality thereof;

(r) make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 6.1(r) of the Company Disclosure Letter, in the aggregate;

(s) materially amend or change any of the Company’s or any Company Subsidiary’s accounting policies or procedures, other than reasonable and usual amendments in the ordinary course of business consistent with past practice or as required by a change in GAAP;

(t) other than as required by applicable Law, enter into or extend any collective bargaining agreement or similar labor agreement or recognize or certify any labor union, labor organization, works council, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(u) terminate without replacement or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(v) waive material restrictive covenant obligations of any current or former employee of the Company or any of the Company’s Subsidiaries;

(w) (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(x) terminate without replacement or amend in a manner materially detrimental to the Company and its Subsidiaries, taken as a whole, any insurance policy insuring the business of the Company or any of the Company’s Subsidiaries; or

(y) enter into any agreement to do any action prohibited under this Section 6.1.

Section 6.2 Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), to the extent permitted by applicable Law (including any applicable COVID-19 Measures), the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period for the purpose of consummating the transactions contemplated hereby, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request for the purpose of consummating the transactions contemplated hereby; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company.

Section 6.3 Preparation and Delivery of Additional Company Financial Statements. If the Effective Time has not occurred prior to May 14, 2021, as soon as reasonably practicable following May 14, 2021, the Company shall deliver to Acquiror the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ deficit, and cash flow of the Company and its Subsidiaries as of and for the three month period ended March 31, 2021 (the “Q1 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such Q1 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Q1 Financial Statements with the same force and effect as if made as of the date of this Agreement.

Section 6.4 Affiliate Agreements. As of or prior to the Closing, the Company shall use reasonable best efforts to terminate, assign, transfer, convey or otherwise dispose of, or cause the termination, assignment, transfer, conveyance or disposal of, the Affiliate Agreements set forth on Section 6.4 of the Company Disclosure Letter effective as of or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries.

Section 6.5 Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company shall not, and shall cause its Subsidiaries and shall instruct and use its reasonable best efforts to cause its and their representatives acting on its or their behalf not to, directly or indirectly, (i) initiate, engage in or otherwise participate in any discussions or negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, any inquiry, offer or proposal that constitutes or could reasonably be expected to result in or lead to an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an offer or proposal that constitutes or could reasonably be expected to result in or lead to an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, in each case, in connection with an Acquisition Proposal, (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any offer or proposal that constitutes or could reasonably be expected to result in or lead to an Acquisition Proposal or (v) propose, resolve or agree to do any of the foregoing or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. From and after the date hereof, the Company shall, and shall instruct its officers and directors to, and the Company shall instruct and use reasonable best efforts to cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal (other than Acquiror and its representatives).

ARTICLE VII

COVENANTS OF ACQUIROR

Section 7.1 Employee Matters.

(a) Equity Plan. Prior to the Closing Date, Acquiror shall approve and adopt (i) an incentive equity plan the principal terms for which are set forth on Exhibit D and the final form of which shall be agreed to in writing by Acquiror and the Company (the “Incentive Equity Plan”) and (ii) an employee stock purchase plan the principal terms for which are set forth on Exhibit E and the final form of which shall be agreed to in writing by Acquiror and the Company (the “ESPP”). Within two (2) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Acquiror Common Stock issuable under the Incentive Equity Plan and/or the ESPP, and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan or acquired under the ESPP remain outstanding.

(b) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the

Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 7.2 Trust Account Proceeds and Related Available Equity.

(a) If (i) the amount of cash available in the Trust Account immediately prior to Closing, after deducting the amount required to satisfy the Acquiror Share Redemption Amount (but prior to payment of (x) any deferred underwriting commissions being held in the Trust Account, and (y) any Company Transaction Expenses or Acquiror Transaction Expenses as contemplated by Section 11.6), plus (ii) the PIPE Investment Amount actually received by Acquiror prior to or substantially concurrently with the Closing (the sum of (i) and (ii), the “Available Acquiror Cash”), is equal to or greater than $800,000,000 (the “Minimum Available Acquiror Cash Amount”), then the condition set forth in Section 9.3(c) shall be satisfied.

(b) Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to (1) pay as and when due all amounts payable to Acquiror Stockholders pursuant to the Acquiror Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.3 Listing. From the date hereof through the Effective Time, Acquiror shall ensure Acquiror remains listed as a public company on the Nasdaq, and shall prepare and submit to the Nasdaq a listing application, if required under Nasdaq rules, covering the shares of Acquiror Common Stock issuable in the Merger, and shall obtain approval for the listing of such shares of Acquiror Common Stock and the Company shall reasonably cooperate with Acquiror with respect to such listing. Notwithstanding the foregoing, if the Company requests in writing no later than sixty (60) days prior to the expected Closing Date, Acquiror will delist the Acquiror Common Stock from the Nasdaq, effective as of no later than the Effective Time, and shall prepare and submit to the NYSE a listing application, in accordance with NYSE rules, covering the shares of Acquiror Common Stock issuable in the Merger, and shall obtain approval for the listing of the Acquiror Common Stock on the NYSE from and after the Effective Time, and the Company shall reasonably cooperate with Acquiror with respect to such listing.

Section 7.4 No Solicitation by Acquiror. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Acquiror shall not, and shall cause its Subsidiaries and shall instruct and use its reasonable best efforts to cause its and their representatives acting on its or their behalf not to, directly or indirectly, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate, engage in or otherwise participate in any discussions or negotiations with any Person with respect to any inquiry, offer or proposal that constitutes or could reasonably be expected to result in or lead to a Business Combination Proposal, (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives, (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any offer or proposal that constitutes or could reasonably be expected to result in or lead to a Business Combination Proposal or (v) propose, resolve or agree to do any of the foregoing or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Business Combination Proposal. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and use reasonable best efforts to cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).

Section 7.5 Acquiror Conduct of Business.

(a) During the Interim Period, Acquiror shall, and shall cause Merger Sub to, except as contemplated by this Agreement (including as contemplated by the PIPE Investment) or the Ancillary Agreements or required by Law or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause Merger Sub not to, except as otherwise contemplated by this Agreement (including as contemplated by the PIPE Investment) or the Ancillary Agreements or as required by Law:

(i) seek any approval from the Acquiror Stockholders, to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;

(ii) (x) make or declare any dividend or distribution to the stockholders of Acquiror or make any other distributions in respect of any of Acquiror’s or Merger Sub Capital Stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or Merger Sub Capital Stock or equity interests, or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of shares of Acquiror Class A Common Stock made as part of the Acquiror Share Redemptions;

(iii) (A) make or change any material election in respect of material Taxes, (B) amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement, (E) settle any claim or assessment in respect of material Taxes, (F) surrender or allow to expire any right to claim a refund of material Taxes or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect of any material Tax attribute that would give rise to any claim or assessment of Taxes, other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business;

(iv) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger, taken together with the Second Merger, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(v) other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than fees and expenses for professional services incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements or in support of the ordinary course operations of Acquiror (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan incurred in the ordinary course of business);

(vii) (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuance of the Aggregate Merger Consideration, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(viii) enter into any agreement to do any action prohibited under this Section 7.5.

(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

Section 7.6 Post-Closing Directors and Officers of Acquiror. Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a) the Board of Directors of Acquiror shall consist of nine (9) directors, which shall initially include:

(i) three (3) director nominees (the “SBG Representatives”) designated by SB WW Holdings (Cayman) Limited,, which SBG Representatives the parties shall use reasonable best efforts to cause to be designated as soon as reasonably practicable following the date of this Agreement;

(ii) one (1) director nominee (the “SVF Representative”) designated by SVF Endurance (Cayman) Limited, which SVF Representative the parties shall use reasonable best efforts to cause to be designated as soon as reasonably practicable following the date of this Agreement;

(iii) one (1) director nominee (the “PIPE Representative”) designated by Insight Partners, which PIPE Representative the parties shall use reasonable best efforts to cause to be designated as soon as reasonably practicable following the date of this Agreement;

(iv) one (1) director nominee (the “BowX Representative”) to be designated by Acquiror pursuant to written notice to be delivered to the Company as soon as reasonably practicable following the date of this Agreement;

(v) one (1) director nominee (the “Benchmark Capital Representative”) designated by Benchmark Capital Partners, which Benchmark Capital Representative the parties shall use reasonable best efforts to cause to be designated as soon as reasonably practicable following the date of this Agreement;

(vi) the Chief Executive Officer of the Company (the “CEO Director”); and

(vii) one (1) director nominee to be mutually agreed by the parties (the “Mutually Agreed Director”).

(b) Starwood Capital shall be entitled to one (1) board observer;

(c) the Board of Directors of Acquiror shall have a majority of “independent” directors for the purposes of Nasdaq or the NYSE, as applicable, each of whom shall serve in such capacity in accordance with the terms of the Acquiror’s Governing Documents following the Effective Time; and

(d) the initial officers of Acquiror shall be as set forth on Section 2.6 of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time.

Section 7.7 Indemnification and Insurance.

(a) From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director, officer and employee of the (x) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such) (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (the “Acquiror Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company,

Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents or indemnification agreements in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.7.

(b) The Company shall purchase, at or prior to the Closing, and both Acquiror and the Company shall maintain, or cause to be maintained, in effect for a period of six (6) years immediately following the Effective Time, without any lapse in coverage, prepaid and noncancelable “tail” insurance providing directors’ and officers’ liability insurance coverage for the benefit of the directors and officers of Acquiror (the “Acquiror D&O Tail Insurance”). The Acquiror D&O Tail Insurance shall provide coverage on terms (with respect to scope of coverage, limits and retentions) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) the coverage provided under Acquiror’s current directors’ and officers’ liability insurance policies as of the date of this Agreement; provided, that the Company shall not be required to pay an aggregate premium for the Acquiror D&O Tail Insurance in excess of (i) two hundred percent (200%) of the annual premium paid for the Acquiror’s current directors’ and officers’ liability insurance policies as of the date of this Agreement if Closing occurs prior to August 5, 2021 or (ii) two hundred fifty percent (250%) of the annual premium paid for the Acquiror’s current directors’ and officers’ liability insurance policies as of the date of this Agreement if Closing occurs on or after August 5, 2021 (the “Acquiror Maximum Amount”); provided, further, that if the premium for the Acquiror D&O Tail Insurance would exceed the Acquiror Maximum Amount or such coverage is not otherwise available, then the Company shall purchase the maximum coverage available for the Acquiror Maximum Amount.

(c) The Company shall purchase and maintain, at its cost and expense, and Acquiror shall cause the Company to purchase and maintain, in effect for a period of six (6) years immediately following the Effective Time, without any lapse in coverage, directors’ and officers’ liability insurance coverage with respect to claims arising from acts, omissions, facts or events that occurred at or before the Effective Time, for the benefit of Persons covered by such policies currently maintained by the Company as of the date of this Agreement (the “Company D&O Insurance”). The Company D&O Insurance shall provide coverage on terms (with respect to scope of coverage, limits and retentions) that are substantially the same as (and not less favorable in the aggregate to the Persons covered thereby) the coverage provided under the Company’s current directors’ and officers’ liability insurance policies as of the date of this Agreement; provided, that the Company shall not be required to pay for any annual period of the Company D&O Insurance an aggregate premium in excess of three hundred fifty (350%) of the aggregate premium paid for the Company’s current directors’ and officers’ liability insurance policies as of the date of this Agreement (the “Company Maximum Amount”); provided, further, that if the premium for the Company D&O Insurance would at any time exceed the Company Maximum Amount or such coverage is not otherwise available, then the Company shall purchase and maintain, and Acquiror shall cause the Company to purchase and maintain, the maximum coverage available for the Company Maximum Amount. In lieu of the obligations previously set forth in this Section 7.7(c), the Company may, in its sole discretion, purchase at or prior to the Effective Time six (6)-year prepaid and noncancelable “tail” insurance for the Company’s existing directors’ and officers’ insurance policies providing equivalent coverage to that described in this Section 7.7(c) for an aggregate premium not to exceed the Company Maximum Amount, in which event the Company shall maintain, and the Acquiror shall cause the Company to maintain, in effect for a period of six (6) years following the Effective Time, without any lapse in coverage, such “tail” insurance.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.7.

(e) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

Section 7.8 Acquiror Public Filings. From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.9 PIPE Subscriptions. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned, delayed or denied), and except for any of the following actions that would not increase conditionality or impose any new obligation on the Company or Acquiror, reduce the Minimum PIPE Investment Amount or the subscription amount under any Subscription Agreement or reduce or impair the rights of Acquiror under any Subscription Agreement, Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Acquiror Common Stock contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms.

Section 7.10 Stockholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of a party, threatened in writing, against a party or the Board of Directors of such party by any of such party’s stockholders prior to the Closing, such party shall promptly notify the other party of any such litigation and keep the other party reasonably informed with respect to the status thereof. Such party shall keep the other party reasonably informed on a current basis with respect to any such litigation and give due consideration to the other party’s advice with respect to such litigation and shall not settle any such litigation without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned, delayed or denied.

Section 7.11 Second Merger. Promptly following the Closing, Acquiror shall cause the Second Merger to be consummated in accordance with the terms of the Second Merger Agreement by filing the certificate of merger between Merger Sub II and the Surviving Corporation (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware, with the Second Merger becoming effective upon the effectiveness of the filing of the Second Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Second Certificate of Merger (the “Second Merger Effective Time”). At the Second Merger Effective Time, the Surviving Corporation shall be merged with and into Merger Sub II. As a result of the Second Merger, the separate corporate existence of the Surviving Corporation shall cease and Merger Sub II shall continue as the Surviving LLC of the Second Merger.

ARTICLE VIII

JOINT COVENANTS

Section 8.1 HSR Act; Other Filings.

(a) In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act, and shall promptly submit any notification required to obtain all consents, approvals and authorizations set forth on Section 9.1(e) of the Company Disclosure Letter. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.

(b) Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act (unless any announcement from the applicable Governmental Authorities to the effect that early termination of any waiting period under the HSR Act is temporarily suspended remains in effect) and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c) Acquiror and the Company shall each cooperate in good faith with Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including, with the Company’s and Acquiror’s prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed or denied), (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date.

(d) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense and conduct of such matters. To the extent not prohibited by Law, each party hereto shall keep the other party reasonably informed regarding the status and any material developments regarding any Governmental Authorization processes, and the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

Section 8.2 Preparation of Proxy Statement/Registration Statement; Stockholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Stockholders relating to the Acquiror

Stockholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the shares of Acquiror Common Stock that constitute the Aggregate Merger Consideration (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including Nasdaq or the NYSE, as applicable) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Stockholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (i) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Stockholders and at the time of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Stockholders.

(v) The Registration Statement, to the extent permitted by applicable rules and regulations of the SEC, also will register the resale of the shares of Acquiror Common Stock that constitute the Aggregate Merger Consideration, other than certain equity securities issuable under the Incentive Equity Plan that are based on Acquiror Common Stock and constitute a portion of the Aggregate Merger Consideration, which shall instead be registered pursuant to an effective registration statement on Form S-8 (or other applicable form, including Form S-1 or Form S-3) in accordance with Section 7.1(a).

(b) Acquiror Stockholder Approval. Acquiror shall as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Acquiror Stockholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold a meeting of its stockholders (the “Acquiror Stockholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Nasdaq Listing Rule 5620(b) or Section 710 of the NYSE Listing Rules, as applicable, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals. Acquiror shall, through its Board of Directors, recommend to its stockholders the (A) approval of the change of Acquiror’s name to “WeWork Inc.”, (B) amendment and restatement of Acquiror’s certificate of incorporation and bylaws, in the form attached as Exhibits A and B to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company) (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement), including any separate or unbundled proposals to implement the foregoing as are required by applicable Law or as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (C) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (D)

approval of the issuance of shares of Acquiror Common Stock in connection with the Merger, (E) approval of the issuance of more than one percent (1%) of Acquiror’s outstanding common stock to a “related party” pursuant to the rules of Nasdaq or the NYSE, as applicable, if required under such rules or the Subscription Agreements with the applicable PIPE Investors, (F) approval of the adoption by Acquiror of the equity plans described in Section 7.1, (G) the election of directors effective as of the Closing as contemplated by Section 7.6, (H) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (I) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (J) adjournment of the Acquiror Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (J), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the stockholders of Acquiror that they vote in favor of the Transaction Proposals (an “Acquiror Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholders’ Meeting shall not be affected by any Acquiror Modification in Recommendation and (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholders’ Meeting and submit for approval the Transaction Proposals. Acquiror may only adjourn the Acquiror Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Stockholders prior to the Acquiror Stockholders’ Meeting; provided, that the Acquiror Stockholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Stockholders’ Meeting, as required by Acquiror’s Governing Documents.

(c) Company Stockholder Approvals. Upon the terms set forth in this Agreement, the Company shall (i) use its reasonable best efforts to solicit and obtain the Company Stockholder Approvals in the form of an irrevocable written consent (the “Written Consent”) of each of the Requisite Company Stockholders (pursuant to the Company Holders Support Agreement) promptly following the time at which the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to stockholders, or (ii) in the event the Company is not able to obtain the Written Consent, the Company shall duly convene a meeting of the stockholders of the Company for the purpose of voting solely upon the adoption of this Agreement, the other agreements contemplated hereby and the transactions contemplated hereby and thereby, including the Merger, as soon as reasonably practicable after the Registration Statement is declared effective. The Company shall obtain the Company Stockholder Approvals at such meeting of the stockholders of the Company and shall take all other action necessary or advisable to secure the Company Stockholder Approvals as soon as reasonably practicable after the Registration Statement is declared effective. As promptly as practicable after the execution of this Agreement, the Company (with the assistance and cooperation of Acquiror as reasonably requested by the Company) shall prepare an information statement relating to the action to be taken by stockholders of the Company pursuant to the Written Consent or by vote at a such meeting of the stockholders of the Company (the “Consent Solicitation Statement”). As promptly as practicable after the date on which the Registration Statement becomes effective, the Company shall deliver the Consent Solicitation Statement to its stockholders. The Company shall, through its Board of Directors, recommend to its stockholders (A) the adoption and approval of this Agreement in accordance with applicable Law, (B) the adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and (C) in the event the Company is not able to obtain the Written Consent, adjournment of such meeting of the stockholders of the Company, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing, and include such recommendation in the Consent Solicitation Statement. The Board of Directors of the Company shall not withdraw, amend, qualify or modify its recommendation to the stockholders of the Company that they vote in favor of the Transaction Proposals (a “Company Modification in Recommendation”). To the fullest extent permitted by applicable Law, the Company’s obligations to establish a record date for and obtain the Written Consent, or to establish a record date for, duly call, give notice of, convene and hold such a meeting of the stockholders of the Company, as applicable, shall not be affected by any Company Modification in Recommendation.

Section 8.3 Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding anything to the contrary contained herein, no action taken by the Company or Acquiror under this Section 8.3 will constitute a breach of Section 6.1 or Section 7.5, respectively.

Section 8.4 Tax Matters. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement shall constitute Company Transaction Expenses.

Section 8.5 Section 16 Matters. Prior to the Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company Capital Stock or acquisitions of Acquiror Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who is or may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.6 Cooperation; Consultation.

(a) Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (a) by providing such information and assistance as the other party may reasonably request, (b) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

(b) From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 11.12), until the Closing Date (or, if earlier, the valid termination of this Agreement pursuant to Article X), Acquiror shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Investment and the trading of the Acquiror Common Shares during such period, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.1 Conditions to Obligations of Acquiror, Merger Sub, and the Company. The obligations of Acquiror, Merger Sub, and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The Acquiror Stockholder Approval shall have been obtained;

(b) The Company Stockholder Approvals shall have been obtained;

(c) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) The waiting period or periods under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated;

(e) All consents, approvals and authorizations set forth on Section 9.1(e) of the Company Disclosure Letter shall have been obtained from and made with all applicable Governmental Authorities;

(f) There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(g) Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the payment of the Acquiror Share Redemption Amount; and

(h) The shares of Acquiror Common Stock to be issued in connection with the Merger shall have been approved for listing on the Nasdaq or, if requested by the Company pursuant to Section 7.3, the NYSE.

Section 9.2 Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a) (i) The representations and warranties of the Company contained in the first sentence of Section 4.6(a) shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the Company Fundamental Representations (other than the first sentence of Section 4.6(a)) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations and the representations and warranties of the Company in Section 4.24 (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case of this clause (iii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (iv) the representations and warranties of the Company contained in Section 4.24 shall be true and correct in all respects as of the Closing Date; and

(b) Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.2(b), a covenant of the Company shall only be deemed to have not been performed if the Company has materially breached such material covenant and failed to cure within twenty (20) days after notice (or if earlier, the Agreement End Date).

Section 9.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) The representations and warranties of Acquiror contained in Section 5.12 shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement and (ii) each of the representations and warranties of Acquiror contained in this Agreement (other than Section 5.12) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case of this clause (ii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to perform their obligations under this Agreement;

(b) Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects; and

(c) The Available Acquiror Cash shall be no less than the Minimum Available Acquiror Cash Amount.

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by written consent of the Company and Acquiror;

(b) by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(c) by the Company or Acquiror if the Acquiror Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by the Company if there has been an Acquiror Modification in Recommendation;

(e) by Acquiror if there has been a Company Modification in Recommendation;

(f) by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company

Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before October 31, 2021 (the “Agreement End Date”), unless Acquiror is in material breach hereof; provided, that the Agreement End Date shall be extended automatically once for sixty (60) days if all of the conditions set forth in Section 9.1, Section 9.2 and Section 9.3 have been satisfied or waived at the Agreement End Date, other than the condition set forth in Section 9.1(e) and those conditions which by their terms would be satisfied at the Closing;

(g) by Acquiror if the Company Stockholder Approvals shall not have been obtained within seven (7) Business Days after the Registration Statement has been declared effective by the SEC and delivered or otherwise made available to stockholders; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(g) shall terminate upon delivery of such Company Stockholder Approvals to Acquiror; or

(h) by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof; provided, that the Agreement End Date shall be extended automatically once for sixty (60) days if all of the conditions set forth in Section 9.1, Section 9.2 and Section 9.3 have been satisfied or waived at the Agreement End Date, other than the condition set forth in Section 9.1(e) and those conditions which by their terms would be satisfied at the Closing.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated August 4, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the

Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders; and (iii) if Acquiror holds a stockholder vote to amend Acquiror’s amended and restated certificate of incorporation to modify the substance or timing of the obligation to redeem 100% of Acquiror Common Shares if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any Acquiror Common Shares properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for actual fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 11.2 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email, addressed as follows:

(a) If to Acquiror or Merger Sub prior to the Closing, or to Acquiror after the Effective Time, to:

BowX Acquisition Corp.

2400 Sand Hill Road, Suite 200

Menlo Park, California 94025

Attention: Vivek Ranadive

                  Murray Rode

Email: vivek@bowcapital.com

            murray@bowcapital.com

with copies to (which shall not constitute notice):

Cooley LLP

101 California Street, 5th Floor

San Francisco, California 94111

Attention:         Jamie Leigh

                          Garth Osterman

                          Kevin Cooper

Email: jleigh@cooley.com

            gosterman@cooley.com

            kcooper@cooley.com

(b) If to the Company prior to the Closing, or to the Surviving Corporation after the Effective Time, to:

WeWork Inc.

45 W. 18th Street, Floor 6

New York, NY 10011

Attention: Chief Legal Officer

Email: legal@wework.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:           Howard L. Ellin

                  C. Michael Chitwood

                  Graham Robinson

                  Laura P. Knoll

Email:     Howard.Ellin@skadden.com

      Michael.Chitwood@skadden.com

               Graham.Robinson@skadden.com

      Laura.Knoll@skadden.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that (a) the D&O Indemnified Parties are intended third-party beneficiaries of, and may enforce, Section 7.7, and (b) the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

Section 11.6 Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants. If the Closing shall not occur, the Company shall be responsible for paying the Company Transaction Expenses, and Acquiror shall be responsible for paying the Acquiror Transaction Expenses. If the Closing shall occur, Acquiror shall (x) pay or cause to be paid, the Company Transaction Expenses, and (y) pay or cause to be paid, the Acquiror Transaction Expenses, in each of case (x) and (y), in accordance with Section 2.4(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 11.6 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.

Section 11.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.8 Headings; Counterparts; Electronic Delivery. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by email to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

Section 11.9 Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10 Entire Agreement. (i) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (ii) the Sponsor Support Agreement and Company Holders Support Agreement, (iii) the Specified Company Stockholder Lock-Up Agreements and the Designated Stockholder Lock-Up Agreement, (iv) the Sponsor Lock-Up Agreement, (v) the Credit Support Letter Agreement, (vi) the SBG Secured Notes Letter Agreement, (vii) the New SBG Warrant, (viii) the FIRPTA Letter and (ix) the Mutual Non-Disclosure Agreement, dated as of December 4, 2020, between Acquiror and the Company or its Affiliate (the “Confidentiality Agreement”) (clauses (ii) through (ix), collectively, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12 Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld, conditioned, delayed or denied by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

(b) The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its reasonable best efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 11.12.

Section 11.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14 Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.14.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16 Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a) this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and Merger Sub as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing (each of the foregoing, a “Nonparty Affiliate”) shall have any liability or obligation (whether in Contract, tort, equity or otherwise, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby, and each party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges of the Nonparty Affiliates from any such liability or obligation.

Section 11.17 Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 10.2, or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and each such representation, warranty, covenant, obligation, agreement and other provisions and such rights shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18 Conflicts and Privilege.

(a) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “BowX Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the WeWork Group, on the other hand, any legal counsel, including Cooley LLP (“Cooley”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the BowX Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), and further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the BowX Group, on the one hand, and Cooley, on the other hand (the “Cooley Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the BowX Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Cooley Privileged Communications, whether located in the records or email server of the Acquiror, Surviving Corporation or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Cooley Privileged Communications, by virtue of the Merger.

(b) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “WeWork Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the BowX Group, on the other hand, any legal counsel, including Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), that represented the Company prior to the Closing may represent any member of the WeWork Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation, and further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the WeWork Group, on the one hand, and Skadden, on the other hand (the “Skadden Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the WeWork Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Skadden Privileged Communications, whether located in the records or email server of the Acquiror, Surviving Corporation or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Skadden Privileged Communications, by virtue of the Merger.

(c) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the special committee of the Board of Directors of the Company (the “Special Committee”) or any member thereof, on the one hand, and (y) the Surviving Corporation and/or any member of the BowX

Group, on the other hand, any legal counsel, including Wilson Sonsini Goodrich & Rosati, P.C. (“WSGR”), that represented the Special Committee prior to the Closing may represent any member of the Special Committee in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation, and further agree that, as to all legally privileged communications prior to the Closing between or among the Special Committee and/or any member of the Special Committee, on the one hand, and WSGR (the “WSGR Privileged Communications”), on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Special Committee after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Special Committee under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the WSGR Privileged Communications, whether located in the records or email server of the Acquiror, Surviving Corporation or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the WSGR Privileged Communications, by virtue of the Merger.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

BOWX ACQUISITION CORP.

By:	/s/ Vivek Ranadivé
Name:	Vivek Ranadivé
Title:	Chairman and Co-Chief Executive
Officer

BOWX MERGER SUBSIDIARY CORP.

By:	/s/ Vivek Ranadivé
Name:	Vivek Ranadivé
Title:	President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

WEWORK INC.

By:	/s/ Jared DeMatteis
Name:	Jared DeMatteis
Title:	Chief Legal Officer and Secretary

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Exhibit A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BOWX ACQUISITION CORP.

Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware

[•], 2021

BowX Acquisition Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is BowX Acquisition Corp. The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware (the “Delaware Secretary”) on May 19, 2020. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary on August 4, 2020.

2. This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 242 and Section 245 of the DGCL.

3. This Second Amended and Restated Certificate of Incorporation restates and integrates and further amends the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended or supplemented.

4. The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as set forth in Exhibit A attached hereto.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be duly executed by an authorized officer this [•] day of [•], 2021.

BOWX ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Second Amended and Restated Certificate of Incorporation]

Exhibit A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WEWORK INC.

ARTICLE I

The name of the corporation is WeWork Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808, and the name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

The Corporation is authorized to issue three classes of stock to be designated, respectively, “Class A Common Stock”, “Class C Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is 1,625,041,666. The total number of shares of Class A Common Stock that the Corporation is authorized to issue is 1,500,000,000 , having a par value of $0.0001 per share, the total number of shares of Class C Common Stock that the Corporation is authorized to issue is 25,041,666, having a par value of $0.0001 per share and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 100,000,000, having a par value of $0.0001 per share.

Upon the effective time of the filing of this Second Amended and Restated Certificate of Incorporation (the “Effective Time”), and without any further action of the Corporation or any stockholder of the Corporation, each share of the series of common stock of the Corporation designated “Class A Common Stock”, par value $0.0001 per share (“Former Class A Common Stock”) and each share of the series of common stock of the Corporation designated as “Class B Common Stock”, par value $0.0001 per share (“Former Class B Common Stock”), that is issued and outstanding immediately prior to the Effective Time shall be automatically reclassified and converted into one (1) share of the class of Class A Common Stock. Each stock certificate or book-entry position that, immediately prior to the Effective Time, represented shares of Former Class A Common Stock or Former Class B Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for the exchange, represent that number of shares of Class A Common Stock into which the shares formerly represented by such certificate or book-entry position have been automatically reclassified and converted pursuant to this Article IV.

ARTICLE V

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A. Class A Common Stock.

1. General. The voting, dividend, liquidation and other rights and powers of the Class A Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2. Voting. Except as otherwise provided herein or expressly required by law, each holder of Class A Common Stock, as such, shall be entitled to vote as a single class with the holders of Class C Common Stock on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Class A Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Class A Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL. Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Class A Common Stock, as such, shall be entitled to the payment of dividends on the Class A Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

4. Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Class A Common Stock pro rata in accordance with the number of shares of Class A Common Stock held by each such holder.

5. Transfer Rights. Subject to applicable law, shares of Class A Common Stock and the rights and obligations associated therewith shall be fully transferable to any transferee.

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6. Reservation of Stock Issuable on Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance to a direct or indirect equity holder in an OP (as defined below) pursuant to the terms of an OP Agreement (as defined below), such number of shares of Class A Common Stock as shall from time to time be required to effect any such issuance.

7. Voting Terms of Class A Common Stock.

(i) Notwithstanding any provision herein to the contrary, if at any meeting of the stockholders of the Corporation the aggregate number of voting securities held by the SoftBank Holders (as defined below) would otherwise represent more than 49.90% of the voting securities present (in person or by proxy) at such meeting with respect to any vote or election submitted to the holders of shares of capital stock of the Corporation for approval (each, a “Stockholder Vote”), then the SoftBank Holders shall only be entitled to vote 49.90% of the voting securities present (in person or by proxy) and voting in such Stockholder Vote, with SBG not voting the minimum number of its shares of Class A Common Stock (such minimum number of shares, the “Subject Shares”) as is required to reduce the combined voting power exercised by the SoftBank Holders to no more than 49.90% (rounded down to the nearest whole share) of the voting securities present (in person or by proxy) and voting at such Stockholder Vote. The Subject Shares shall automatically become subject to the Subject Shares Proxy (as defined below) in respect of such Stockholder Vote.

(ii) SBG irrevocably appoints the WW Executive (as defined below) as its attorney and proxy, to the full extent of its voting rights with respect to the Subject Shares in such applicable Stockholder Vote, to vote all the Subject Shares in proportion to the votes cast by the stockholders of the Corporation (other than the SoftBank Holders) in such Stockholder Vote (the “Subject Shares Proxy”). For the avoidance of doubt, SBG retains all economic and all other non-voting rights, powers and preferences in the Subject Shares.

(iii) For the avoidance of doubt, shares of Class A Common Stock transferred by a SoftBank Holder to a third party who is not a SoftBank Holder will not be subject to this Article V, Part A, Section 7.

(iv) Upon the second anniversary of this Second Amended and Restated Certificate of Incorporation, the voting power of shares of Class A Common Stock shall no longer be subject to the terms and conditions of subclauses (i)-(ii) of this Article V, Part A, Section 7 (the “Voting Restriction Sunset”); provided, however, that if SBG provides written notice (an “Extension Notice”) to the Corporation as of any date that is prior to the first anniversary of this Second Amended and Restated Certificate of Incorporation stating that the voting power of such shares of Class A Common Stock shall continue to be subject to the terms and conditions of subclauses (i)-(ii) of this Article V, Part A, Section 7, the Voting Restriction Sunset shall not occur until the date that is 24 months following the date of such Extension Notice (the “Extended Voting Restriction Sunset”). SBG shall be permitted to provide an unlimited number of Extension Notices (which, in each case, must be delivered as of any date that is prior to the date that is twelve months prior to the Extended Voting Restriction Sunset then in effect), and upon the delivery of each such Extension Notice to the Corporation, the Extended Voting Restriction Sunset will be the date that is 24 months following the date of such Extension Notice.

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(v) For purposes of this this Article V, Part A, Section 7: (a) “Affiliate” means a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person or entity; (b) “conflicted” means any person that has a direct relationship or arrangement with any Softbank Holder; (c) “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise; (d) “SBG” means SoftBank Group Corp. and its Affiliates (excluding, for the avoidance of doubt, the Corporation and its controlled Affiliates and SVF and its Affiliates); (e) “SoftBank Holders” means SBG and SVF; (f) “SVF” means SVF Endurance (Cayman) Limited and its Affiliates (excluding, for the avoidance of doubt, the Corporation and its controlled Affiliates and SBG and its Affiliates); and (g) “WW Executive” means (w) a President of the Corporation, unless such President is conflicted in respect of the matter being voted upon, (x) if all Presidents of the Corporation are conflicted, the Treasurer of the Corporation, unless such Treasurer is conflicted in respect of the matter being voted upon, (y) if all Presidents and the Treasurer of the Corporation are conflicted, the Secretary of the Corporation.

(vi) As long as SBG is a stockholder of the Corporation, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, without the affirmative vote of SBG, amend, alter or repeal this Article V, Part A, Section 7.

B. Class C Common Stock.

1. General. The voting, dividend, liquidation and other rights and powers of the Class C Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors and outstanding from time to time.

2. Voting. Except as otherwise provided herein or expressly required by law, each holder of Class C Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders as a single class with the holders of Class A Common Stock and shall be entitled to one vote for each share of Class C Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Class C Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL. Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Class C Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

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3. Dividends. The shares of Class C Common Stock are a non-economic interest in the Corporation. The holders of Class C Common Stock shall not be entitled to receive any dividends (including of cash, property or stock) in respect of their shares of Class C Common Stock except that, in the event that any dividend or distribution payable in securities of the Corporation is declared and paid on the Class A Common Stock, the same dividend or distribution with the same record date and payment date shall be declared and paid on the shares of Class C Common Stock; provided, however, that all dividends and distributions payable in securities of the Corporation on the shares of Class C Common Stock shall be payable in shares of Class C Common Stock, or rights to acquire shares of Class C Common Stock.

4. Liquidation. Holders of Class C Common Stock shall have no right to receive a share of the funds and assets of the Corporation in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

5. Redemption. The shares of Class C Common Stock shall be redeemable by the Corporation for no consideration in connection with the exercise, redemption or exchange of convertible securities issued by an OP for shares of Class A Common Stock. Class C Common Stock is not redeemable at the option of the holder thereof. No share or shares of Class C Common Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

6. Stock Adjustments. If the Corporation in any manner reclassifies, subdivides or combines the outstanding shares of Class A Common Stock, then all outstanding shares of Class C Common Stock will concurrently therewith be proportionately reclassified, subdivided or combined in a manner that maintains the same proportionate equity ownership and voting rights among the holders of the outstanding shares of Class A Common Stock and the holders of the outstanding shares of Class C Common Stock on the record date for such reclassification, subdivision or combination.

7. Definitions. As used in this Second Amended and Restated Certificate of Incorporation:

(i) “OP” means any direct or indirect subsidiary of the Corporation or any aggregator entity controlled by the Corporation or any direct or indirect subsidiary of the Corporation that has in place a governing agreement (including a limited partnership agreement or limited liability company agreement) that provides the right or option to hold, own or acquire shares of Class A Common Stock or securities convertible into or exchangeable for shares of Class A Common Stock.

(ii) “OP Agreement” means the governing agreement (including a limited partnership agreement or limited liability company agreement) of an OP.

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C. Preferred Stock.

1. Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

2. Preferred Stock may be issued from time to time in one or more series. The Board of Directors is expressly authorized, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to provide, out of unissued shares of Preferred Stock that have not been designated as to series, for series of Preferred Stock and, with respect to each series, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation). Any shares of any series of Preferred Stock purchased, exchanged, converted or otherwise acquired by the Corporation, in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of any series of Preferred Stock created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth in this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation) or in such resolution or resolutions.

3. Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

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ARTICLE VI

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. Except as otherwise expressly provided by the DGCL or this Second Amended and Restated Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation (as such Bylaws may be amended from time to time, the “Bylaws”).

B. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Notwithstanding the foregoing, if at any time that the voting restrictions set forth in Article V, Part A, Section 7 remain in effect, if a vacancy on the Board of Directors arises by reason of the death, removal or resignation of a director (x) who was not nominated by a stockholder of the Corporation pursuant to Section 2.2 or Section 2.3 of the Stockholders Agreement, dated as of the effective date of this Second Amended and Restated Certificate of Incorporation, among the Corporation and certain stockholders of the Corporation party thereto (as it may be amended from time to time, the “Stockholders Agreement”) or (y) pursuant to the first sentence of Section 2.4(b) of the Stockholders Agreement, then a committee of the Board of Directors shall be created consisting of all of the directors other than any directors designated by the SB Investor or the VF Investor (as defined in the Stockholders Agreement) and any such vacancy shall be filled by a majority vote of such committee. Any director appointed in accordance with the preceding two sentences shall hold office until the expiration of his or her term or until his or her earlier death, resignation, retirement, disqualification or removal.

C. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation) and the Bylaws. Notwithstanding anything to the contrary in this Article VI, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph A of this Article VI, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

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D. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal the Bylaws.

E. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VII

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Subject to the special rights of the holders of one or more series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Executive Chairman of the Board of Directors, the Chief Executive Officer or a President, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.

ARTICLE VIII

No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL or other applicable law as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Second Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission

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occurring prior to such amendment, repeal, modification or adoption. If the DGCL or other applicable law is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or other applicable law as so amended.

ARTICLE IX

The Corporation shall indemnify, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter, a “proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation, against expenses (including attorneys’ fees), judgments, fines (including ERISA excise taxes or penalties) and amounts paid in settlement actually and reasonably incurred by him or her in connection with such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify (or advance expenses to) any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person or in defending any counterclaim, cross-claim, affirmative defense, or like claim by the Corporation in such a proceeding unless such proceeding (or part thereof) was authorized or consented to by the Board. The right to indemnification conferred by this Article IX shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article IX. The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under this Second Amended and Restated Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article IX by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

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The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons, (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Second Amended and Restated Certificate of Incorporation, the Bylaws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors and (iii) to the fullest extent permitted by law, the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing, and the Other Indemnitors shall have a right of contribution and/or subrogation to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph shall only apply to Covered Persons in their capacity as Covered Persons.

ARTICLE X

A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof (the “Chosen Courts”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL, the Bylaws or this Second Amended and Restated Certificate of Incorporation (as any of the foregoing may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Chancery Court, or (v) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine. If any action, suit or proceeding the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the Chosen Courts (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the Chosen Courts in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

B. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (and as may be further amended from time to time).

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C. Notwithstanding the foregoing, the provisions of paragraph A of this Article X shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934 or any other claim over which the federal courts of the United States have exclusive jurisdiction.

D. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation (including, but not limited to, shares of capital stock of the Corporation) shall be deemed to have notice of and consented to the provisions of this Article X.

ARTICLE XI

A. Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

B. If any provision or provisions of this Second Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

* * * * *

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Exhibit B

Amended and Restated Bylaws

of

WeWork Inc.

(a Delaware corporation)

Effective [    ], 2021

i

(continued)

ii

(continued)

Page
9.12	Indemnification of Employees and Agents	25
9.13	Primacy of Indemnification	25

Article X—Amendments		26

Article XI—Definitions		26

iii

Amended and Restated

Bylaws

of

WeWork Inc.

Article I—Corporate Offices

1.1 Registered Office.

The address of the registered office of WeWork Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II—Meetings of Stockholders

2.1 Place of Meetings.

Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these bylaws may be transacted. The Board may postpone or reschedule any previously scheduled annual meeting of stockholders.

2.3 Special Meeting.

Special meetings of the stockholders may be called, postponed, rescheduled or cancelled only by such persons and only in such manner as set forth in the Certificate of Incorporation.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

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2.4 Notice of Business to be Brought before a Meeting.

(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board of Directors, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board of Directors, the Executive Chairman of the Board or Chairperson of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.5 and Section 2.6, and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.

(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting (which, in the case of the first annual meeting of stockholders following the filing and effectiveness of the Second Amended and Restated Certificate of Incorporation of the Corporation, the date of the preceding year’s annual meeting shall be deemed to be May 4, 2021); provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);

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(b) As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation, or any of its officers or directors, or any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (6) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (7) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (7) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

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(c) As to each item of business that the Proposing Person proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), and (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(iv) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(v) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

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(vi) This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(vii) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or by such other means as is reasonably designed to inform the public or securityholders of the Corporation in general of such information including, without limitation, posting on the Corporation’s investor relations website.

2.5 Notice of Nominations for Election to the Board of Directors.

(i) Subject in all respects to the provisions of the Certificate of Incorporation, nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (x) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these bylaws, or (y) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (y) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting.

(ii) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.

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(a) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting in accordance with the Certificate of Incorporation, then for a stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

(b) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(c) In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(ii)(a), or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.

(iii) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a));

(b) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(b) shall be made with respect to the election of directors at the meeting); and

(c) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her

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respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(i).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(iv) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(v) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

2.6 Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.

(i) To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board of Directors or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors) to the Secretary at the principal executive offices of the Corporation (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or

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assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein or to the Corporation, (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election and (E) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.

(ii) The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines.

(iii) A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(iv) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

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(v) Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5 and this Section 2.6.

2.7 Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 of these bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.8 Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.9 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

2.10 Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and

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authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11 Voting.

Except as may be otherwise provided in the Certificate of Incorporation or the DGCL, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12 Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the day immediately preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the

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meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13 Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission that sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

2.14 List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.

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2.15 Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

2.16 Delivery to the Corporation.

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

Article III—Directors

3.1 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

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3.2 Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall initially be nine directors and shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Chairperson of the Board; Vice Chairperson of the Board; Executive Chairman.

The Board may appoint, in its discretion, from its members a Chairperson of the Board and a Vice Chairperson of the Board, neither of whom need be an employee or officer of the Corporation. The Board may appoint, in its discretion, from its members an Executive Chairman who shall not be an employee or officer of the Corporation. If the Board appoints a Chairperson of the Board, such Chairperson shall perform such duties and possess such powers as are assigned by the Board. If the Board appoints an Executive Chairman, the Executive Chairman shall be delegated the primary responsibility for overseeing and advising the senior management of the Corporation and shall perform such other duties and possess such powers as are assigned by the Board; provided that notwithstanding anything to the contrary herein, the Executive Chairman shall not have charge over the non-delegable duties of the Board. If the Board of Directors appoints a Vice Chairperson of the Board, such Vice Chairperson shall perform such duties and possess such powers as are assigned by the Board. Unless otherwise provided by the Board of Directors, the Chairman of the Board or, in the Chairman’s absence, the Vice Chairman of the Board, if any, shall preside at all meetings of the Board of Directors.

3.4 Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.5 of these bylaws, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification, retirement or removal in accordance with the Certificate of Incorporation and applicable law. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.5 Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.4.

Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification, retirement or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Notwithstanding the foregoing, if at any time that the voting restrictions set forth in Article V, Part A, Section 7 of the Certificate of Incorporation remain in effect, if a vacancy on the Board arises by reason of the death, removal or resignation of a director (x) who was not nominated by a stockholder of the

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Corporation pursuant to Section 2.2 or Section 2.3 of the Stockholders Agreement, dated as of the effective date of the Certificate of Incorporation, among the Corporation and certain stockholders of the Corporation party thereto (as it may be amended from time to time, the “Stockholders Agreement”) or (y) pursuant to the first sentence of Section 2.4(b) of the Stockholders Agreement, then a committee of the Board shall be created consisting of all of the directors other than any directors designated by the SB Investor or the VF Investor (as defined in the Stockholders Agreement) and any such vacancy shall be filled by a majority vote of such committee.

3.6 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.7 Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

3.8 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the Executive Chairman of the Board, the Chief Executive Officer, a President, the Secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand, by courier or by telephone;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile or electronic mail; or

(iv) sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

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3.9 Quorum.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Notwithstanding the foregoing, in the event that (a) directors designated by the SB Investor and the VF Investor (pursuant to designation rights set forth in the Stockholders Agreement) constitute 50% of the then-serving number of directors on the Board, (b) the voting restrictions set forth in Article V, Part A, Section 7 of the Certificate of Incorporation remain in effect, and (c) the directors are divided with respect to a matter submitted for approval by the Board such that the required vote for action by the Board cannot be obtained because the number of votes in favor of a matter equals the number of votes against (which shall be deemed to include abstentions) such matter (each, a “Deadlock Matter”), then a committee of the Board shall be created consisting of all of the directors other than any directors designated by the SB Investor or the VF Investor to consider and/or approve on any such Deadlock Matter.

3.10 Board Action without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

3.11 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity, subject to any applicable limit set forth in the Company’s equity compensation plan as in effect from time to time.

Article IV—Committees

4.1 Committees of Directors.

The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any

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meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it. However, no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.6 (place of meetings; meetings by telephone);

(ii) Section 3.7 (regular meetings);

(iii) Section 3.8 (special meetings; notice);

(iv) Section 3.10 (board action without a meeting); and

(v) Section 7.13 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.2, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

4.3 Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws, the resolutions of the Board designating the committee or the charter of such committee adopted by the Board, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

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Article V—Officers

5.1 Officers.

The officers of the Corporation shall include a Chief Executive Officer, one or more Presidents and a Secretary. The Corporation may also have, at the discretion of the Board, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

5.2 Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.

5.3 Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, a President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled as provided in Section 5.2 or Section 5.3, as applicable.

5.6 Representation of Shares of Other Corporations.

The Chairperson of the Board, the Chief Executive Officer or a President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or a President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

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5.7 Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

5.8 Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI—Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the Corporation shall be recorded in accordance with Section 224 of the DGCL and shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

Article VII—General Matters

7.1 Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

7.2 Stock Certificates.

The shares of the Corporation shall be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Executive Chairman, Chairperson or Vice Chairperson of the Board, Chief Executive Officer, a President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile or other electronic means. In case any officer, transfer agent or registrar who has signed or whose facsimile or other electronic signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

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The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.3 Special Designation of Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4 Lost Certificates.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5 Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.6 Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

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7.7 Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart, out of any of the funds of the Corporation available for dividends, a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.8 Fiscal Year.

The fiscal year of the Corporation shall be the calendar year unless otherwise fixed by resolution of the Board, and may be changed by the Board.

7.9 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile or other electronic version thereof to be impressed or affixed or in any other manner reproduced.

7.10 Transfer of Stock.

Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

7.11 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL or other applicable law.

7.12 Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

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(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.13 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII—Notice

8.1 Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)	if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)	if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)	if by any other form of electronic transmission, when directed to the stockholder.

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Notwithstanding the foregoing, a notice may not be given by an electronic transmission (including electronic mail) from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article IX—Indemnification

9.1 Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.

Subject to Section 9.3 and Section 9.11, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

9.2 Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.

Subject to Section 9.3 and Section 9.11, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

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9.3 Authorization of Indemnification.

Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

9.4 Good Faith Defined.

For purposes of any determination under Section 9.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 9.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 9.1 or 9.2, as the case may be.

9.5 Indemnification by a Court.

Notwithstanding any contrary determination in the specific case under Section 9.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 9.1 or 9.2; provided, that if no determination has been made pursuant to Section 9.3, no such application shall be permitted unless and until thirty (30) days shall have elapsed from the date such director or officer shall have notified the Corporation in writing requesting such determination. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Neither a contrary determination in the specific case under Section 9.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Article IX shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

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9.6 Expenses Payable in Advance.

Subject to Section 9.11, expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

9.7 Nonexclusivity of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise, it being the policy of the Corporation that indemnification of the persons specified in Section 9.1 or 9.2 shall be made to the fullest extent permitted by law. The provisions of this Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Section 9.1 or Section 9.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

9.8 Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article IX.

9.9 Certain Definitions.

For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article IX shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article IX, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.

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9.10 Survival of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

9.11 Limitation on Indemnification.

Notwithstanding anything contained in this Article IX to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 9.5), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person or in defending any counterclaim, cross-claim, affirmative defense, or like claim by the Corporation in such proceeding unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

9.12 Indemnification of Employees and Agents.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation.

9.13 Primacy of Indemnification.

Notwithstanding that a director or officer (or, to the extent authorized pursuant to Section 9.12 from time to time, an employee or agent) of the Corporation (collectively, the “Covered Persons”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Section 9.13 shall only apply to Covered Persons in their capacity as Covered Persons.

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Article X—Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.

Article XI—Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

* * * * *

Adopted as of: [•], 2021

Last amended as of: N/A

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Exhibit C

[See Exhibit 10.6 to Form 8-K]

Exhibit D

Incentive Equity Plan Terms

Initial Plan Size; Evergreen Provision; Share Recycling

•  5% pool (measured based on fully diluted shares as of Closing and using the definition of “Aggregate Fully Diluted Company Capital Stock” from the Merger Agreement (“FDC”))

•  Beginning on January 1, 2022 (and annually thereafter), the Board of Directors of the Company (committee approval is not sufficient) may approve an increase of up to 5% pool (measured based on FDC less any unissued shares in the pool at the time of such increase) subject to the following limitation: the overall pool including outstanding awards under the (new) plan may not exceed 8% (measured based on FDC)

•  No other evergreen provision

•  Shares subject to awards that are forfeited or expired (under this plan and legacy plans) as well as shares tendered in respect to exercise price and tax obligations shall again become available for grant under the plan

•  Awards assumed as part of corporate acquisitions will not count against plan pool

Eligible Participants	Employees, directors and individual consultants to the Company and any Subsidiaries

Plan Administrator	Board of Directors of the Company (or an authorized committee thereof comprised of independent directors)

Plan Term	10 years from approval of the plan by shareholders

Award Types	• Incentive and non-qualified stock options • Restricted shares • Restricted stock units • Stock appreciation rights • Stock bonus awards • Cash awards

Vesting Terms	May be service or performance-based, at the discretion of the Plan Administrator

Exercise/Strike Price	May not be less than fair market value at the time of grant

Option/Stock Appreciation Right Maximum Term	10 years from date of grant

Award Limitations

•  The amount of Shares that may be issued pursuant to the exercise of Incentive Stock Options may not exceed the initial pool size

•  Non-employee director awards to any individual may not exceed a fair value of $1 million in any calendar year

Vesting Terms

•  To be determined by the Plan Administrator on an award by award basis; may be service or performance based

•  Acceleration events to be determined by the Plan Administrator at the time of grant or thereafter, in the Plan Administrator ‘s discretion

Option Exercises	May be exercised with cash, tender of shares, net exercise (including for both exercise price and withholding obligations if permitted by the Plan Administrator at the time of exercise), or broker assisted cashless exercise

Equitable Adjustments	Plan Administrator to have the discretion to equitably adjust awards in the event of mergers, recapitalizations and similar corporate events
Change in Control

•  Definition of Change in Control to be determined by the Plan Administrator and set forth in award agreements when applicable

•  Plan Administrator to have the discretion to provide single or double trigger vesting protection in a Change in Control (or not provide for acceleration) on an award by award basis

•  Plan Administrator to have standard flexibility in the event of a Change in Control to provide for accelerated vesting, continuation or assumption of awards, and/or termination of awards (including for a payment equal to the award value in cash or securities)

•  Unvested awards that are subject to time-based vesting that are not assumed, continued or replaced shall not be automatically accelerated in a change of control; otherwise treatment shall be determined by the Plan Administrator

Other Provisions

•  Dividend equivalents to be provided in the discretion of the Plan Administrator, subject to such conditions as the Plan Administrator may determine

•  Unvested awards to terminate upon termination of service, unless otherwise determined by the Plan Administrator

•  Awards to be subject to Company claw-back policy in effect from time to time

•  Plan may be amended by the Plan Administrator, subject to applicable tax and exchange requirements requiring shareholder approval

•  Other terms and conditions customary for a public company equity compensation plan

•  To include language necessary for favorable tax treatment in Israel, other non U.S. jurisdictions TBD

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Exhibit E

Employee Stock Purchase Plan Terms

Initial Plan Size; Evergreen Provision

•  1% initial pool (measured based on fully diluted shares as of Closing and using the definition of “Aggregate Fully Diluted Company Capital Stock” from the Merger Agreement)

•  Annual evergreen provision to commence January 1, 2023

•  Evergreen annual increase will be 1% of fully diluted shares as of Close (defined as above), less any shares reserved and available for issuance in the pool at such time, subject to the approval of the Board of Directors of the Company

Eligible Participants	United States employees of Company and its Subsidiaries; non-US employees if permissible under applicable law; exclusions as permitted under Code Section 423

Plan Administrator	Board of Directors of the Company (or an authorized committee thereof comprised of independent directors)

Plan Term	10 years from approval of the plan by shareholders

Award Types	• Discount purchase rights for Company shares – discount of 15% from FMV at beginning or end of purchase period (whichever is lower) • Purchases to be funded through payroll deductions

Purchase Period	Commencement and duration to be determined by Plan Administrator

Other Provisions

•  Plan provisions to comply with requirements of Code Section 423

•  Plan may be amended or terminated by the Plan Administrator, subject to applicable tax and exchange requirements requiring shareholder approval

•  Other terms and conditions customary for a public company employee stock purchase plan

Exhibit F

[See Exhibit 10.8 to Form 8-K]